UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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LTC Properties, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 26, 2021

The 2021 Annual Meeting of Stockholders of LTC Properties, Inc. will be held virtually, via live webcast, on Wednesday, May 26, 2021 at 5:00 p.m., Pacific Time, at www.virtualshareholdermeeting.com/LTC2021 to conduct the following items of business:

(1)	To elect six directors to serve on the Board of Directors for the ensuing year and until the election and qualification of their respective successors;
(2)	To approve the 2021 Equity Participation Plan of LTC Properties, Inc.;
(3)	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal 2021;
(4)	To approve, on an advisory basis, the compensation of the named executive officers; and
(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders whose names appear of record on our books at the close of business on April 12, 2021 are entitled to notice of, and to vote at, such 2021 Annual Meeting or any adjournment or postponement of such 2021 Annual Meeting.

By Order of the Board of Directors

PAMELA J. SHELLEY-KESSLER Co-President, Chief Financial Officer and Corporate Secretary

Westlake Village, California

April 20, 2021

IMPORTANT:

Whether or not you plan to attend the 2021 Annual Meeting virtually, please vote as promptly as possible (a) via the internet or telephone, if and as instructed by your broker or other nominee holder, or (b) if this proxy statement was mailed to you by completing, dating and signing the enclosed proxy card and mailing it in the accompanying postage paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 26, 2021—the Proxy Statement and the Annual Report are available at http://materials.proxyvote.com/502175.

PROXY STATEMENT

Solicitation

This proxy statement is furnished to the stockholders of LTC Properties, Inc., a Maryland corporation (“LTC”), in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the 2021 Annual Meeting of Stockholders of LTC or at any adjournment or postponement of the 2021 Annual Meeting. The approximate date on which this proxy statement and the form of proxy are first being sent to our stockholders is April 20, 2021.

The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors and officers, without receiving any additional compensation, may solicit proxies personally, by telephone, by facsimile or electronically. We will request brokers, banks, and other nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. We have retained the services of Georgeson LLC for a fee of $8,500 plus out-of-pocket expenses, to assist in the solicitation of proxies.

Meeting

The 2021 Annual Meeting will be held on Wednesday, May 26, 2021 starting at 5:00 p.m., Pacific Time.

We are pleased to announce that this year’s Annual Meeting again will be a virtual meeting via live webcast on the internet. You will be able to attend the annual meeting as well as vote during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/LTC2021 and entering the 16‐digit control number included on your proxy card or in the instructions that accompanied your proxy materials. Stockholders will have the same participation rights at our virtual meeting as they would at an in-person annual meeting of our stockholders.

Any adjournment, postponement, or material changes to the date, time, location, or format of the 2021 Annual Meeting will be announced via press release, posted on our website at www.LTCreit.com, and filed as additional proxy materials with the Securities and Exchange Commission (“SEC”).

As always, we encourage you to vote your shares prior to the 2021 Annual Meeting.

Voting Rights

At the close of business on April 12, 2021, there were 39,364,622 shares of common stock outstanding and eligible for voting at the 2021 Annual Meeting. Only stockholders of record at the close of business on April 12, 2021, are entitled to notice of, and to vote at, the 2021 Annual Meeting. The presence virtually or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the 2021 Annual Meeting.

Voting of Proxy

You may vote by attending and voting at the virtual 2021 Annual Meeting as described above under “Meeting”, or you may vote by submitting a proxy. The method of voting by proxy differs depending on whether (1) you are viewing this proxy statement on the internet or receiving a paper copy, and (2) you hold your shares as a record holder or in “street name.”

If you are the record holder of your stock and you are receiving a paper copy of this proxy statement, you may vote by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you. If you do not have a postage-prepaid envelope, please mail your completed proxy card to the following address: Broadridge Corporate Issuer Solutions, 51 Mercedes Way, Edgewood, NY 11717.

If you hold your shares of common stock in “street name,” you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via the internet and may also permit you to submit your voting instructions by telephone.

Broker Non-Votes

If you are a “street name” beneficial owner whose shares are held of record by a broker, the rules of the New York Stock Exchange (“NYSE”) require your broker to ask you for instructions on how to vote. If you do not provide voting instructions to your broker, then your broker may only exercise discretionary authority to vote on routine matters. Of the items described in this proxy statement, routine matters consist only of Proposal 3 “Ratification of Independent Registered Public Accounting Firm.” Your broker may not exercise discretionary authority to vote on non-routine matters. This lack of discretionary authority is called a “broker non-vote.” Of the items described in this proxy statement, non-routine matters consist of Proposal 1 “Election of Directors,” Proposal 2 “Approval of the 2021 Equity Participation Plan” and Proposal 3 “Advisory Vote to Approve Named Executive Officer Compensation.” The effect of broker non-votes is set forth in the description of each item in this proxy statement. Despite limitations impacting broker non-votes, your broker can register your shares as being present at the 2021 Annual Meeting for purposes of determining the presence of a quorum.

Majority Voting

The Bylaws of our company provide for a majority voting standard for the election of directors. Under this voting standard, once a quorum has been established with respect to an election that is not contested, directors are elected by a majority of the votes cast. This means that the number of shares voted for a director nominee must exceed the number of shares voted against that director nominee. Abstentions and broker non-votes are not counted as a vote cast either for or against a director nominee. If a director standing for reelection is not elected by the requisite majority of the votes cast in an uncontested election, that director must tender his or her resignation, subject to acceptance by the Board. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. Within 90 days of certification of the stockholder vote, the Board will publicly disclose its decision and rationale regarding whether it accepted or rejected the resignation or describe what other action it took in response to the tendered resignation. In a contested election, where the number of nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast. The election of directors at the 2021 Annual Meeting is uncontested and, therefore, the majority voting standard will apply.

Board of Directors’ Recommendations

The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

●	For the election of each of the Board of Directors’ nominees for director;
●	For the approval of The 2021 Equity Participation Plan of LTC Properties, Inc.;
●	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2021; and
●	For the approval of the compensation of the named executive officers, as disclosed in this proxy statement.

Revocability of Proxy

The giving of a proxy does not preclude the right to revoke the proxy or vote virtually should the stockholder giving the proxy so desire.

If you are a stockholder of record, you have the power to revoke your proxy at any time prior to its exercise by: (a) delivering a written statement to our Investor Relations Department that the proxy is revoked; (b) by delivering to us a later-dated proxy executed by the person executing the prior proxy; or (c) by attending the 2021 Annual Meeting via live webcast and voting virtually as described above under “Meeting”.

If you hold your shares in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. Please note that to vote at the 2021 Annual Meeting via live webcast as described above under “Meeting” and thereby act to revoke prior voting instructions, you must obtain a legal proxy issued in your name from your broker, bank or other nominee.

ALL STOCKHOLDERS ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE VIA (A) THE INTERNET OR TELEPHONE, IF AND AS INSTRUCTED BY YOUR BROKER OR OTHER NOMINEE, OR (B) IF THIS PROXY STATEMENT WAS MAILED TO YOU, BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Code of Ethics

LTC is committed to having sound corporate governance principles. To that end, we have adopted a Code of Business Conduct and Ethics applicable to the members of the Board and all of our company’s employees, including the principal executive officer, principal financial officer, principal accounting officer or controller, and persons providing similar functions. Our Code of Business Conduct and Ethics is available on our website at www.LTCreit.com. If we amend or waive the Code of Business Conduct and Ethics with respect to any of our directors or executive officers, we will post the amendment or waiver on our website.

Corporate Governance Guidelines

To guide us in director independence and other governance matters, we have adopted Corporate Governance Guidelines as required by the NYSE listing standards. The matters addressed in our Corporate Governance Guidelines include board composition, board meetings, board committees, management responsibility, and stock ownership guidelines. A copy of our Corporate Governance Guidelines is available on our website at www.LTCreit.com.

Corporate Responsibility and Sustainability

We recognize the importance of being good corporate stewards through socially responsible and sustainable practices within the confines of a REIT structure holding predominantly triple-net leases. We believe that integrating Environmental, Social and Governance (“ESG”) initiatives into our strategic objectives will contribute to our long-term success. The Board and our senior management understand that corporate responsibility and sustainability create value for our stakeholders and positive change for our community.

In support of these initiatives, an internal working group in 2020 commenced a review of our ESG profile with the goal of enhancing our company’s corporate responsibility and sustainability practices. In March 2021, we announced that the Board will form a new committee to address diversity and ESG initiatives. We intend to provide more reporting about our ESG initiatives throughout 2021 and going forward.

Environmental Stewardship

Protecting the environment is integral to our company’s business. Our operators and tenants are generally responsible for maintaining the properties in our portfolio, including controlling energy usage and implementation of environmentally sustainable practices at each location. We support their operations and promote environmental stewardship through our own day-to-day activities, including these highlights:

●	We provide our operators with capital improvement allowances for the redevelopment, expansions and renovations at our properties which may include energy efficient and infection control improvements;

●	We provide our development partners with capital to build new state-of-the-art properties with energy efficient components and design features;

●	We obtain Phase I environmental reports as part of our due diligence procedures when acquiring properties and attempt to avoid buying real estate with known environmental contamination;

●	Our corporate headquarters is located in an Energy Star Building (6 years certified);

●	Our corporate headquarters’ energy efficiency features include automatic lights, internal temperature controls, automatic HVAC controls on evenings and weekends, power saver mode on printer and copy machines, automatic faucets and toilets;

●	Our document retention practice reduces paper usage and encourages electronic file sharing;

●	We participate in a recycling program that encourages our employees to reduce, reuse and recycle waste;

Ethical Standards

We strive to cultivate a cohesive company culture based upon ethical standards. We recognize the value of our employees and are committed to being a workplace that encourages respect, collaboration, communication, transparency, and integrity. We endeavor to provide a working environment where capable team members can have fulfilling careers in the real estate industry that enhance our company and community.

To attract, motivate, reward and retain our employees, our company offers competitive pay and compensation packages including medical, dental, and vision coverage, paid time off, paid holidays, bereavement leave, employer-funded life and disability insurance, flexible working location for certain job functions, an employee assistance program, and a certification reimbursement program. We also provide disability and medical leave, family and pregnancy leave, organ and bone marrow donation leave. In addition, for qualified employees, we offer a 401(k) retirement plan with an employer contribution matching program and an opportunity to earn discretionary bonuses and restricted stock awards.

We are committed to the health and safety of our employees. As a result of COVID-19 pandemic, we have implemented additional safety protocols for our employees including working remotely. During 2020, our company’s employee turn-over rate was 0%.

In February 2021, we adopted Human Capital Management and Labor Rights Guidelines outlining employee relations, compensation and benefits, diversity and equal opportunity, anti-harassment, discrimination and retaliation, safety and health, training and education, philanthropic support, anti-corruption, child labor, forced labor and discipline. This document is available on our website at www.LTCreit.com.

Diversity and Inclusion

Our company is comprised of talented employees and experienced directors with diverse backgrounds and perspectives. Two-thirds of our executive officers are women and fifty percent of the Board of our company are women.

In 2021, as part of our Human Capital Management and Labor Rights Guidelines, we published data with respect to the gender, age, and diversity of our workforce.

We also are currently in compliance with California Senate Bills 826 and 979, which require a publicly held corporation with its principal executive office in California to satisfy certain diversity requirements as follows:

●	By the close of calendar year 2021, have a minimum of three female directors if the board size is six or more members; and
●	By the close of calendar year 2021, have a minimum of one director from an underrepresented community.

Succession Planning

The Board is responsible for reviewing LTC’s succession plan for the Chief Executive Officer and working with appropriate members of management to review general management succession plans. In performing these functions, the Chief Executive Officer makes available to the Board her recommendations and evaluations of potential successors, along with her review of any development plans recommended for such individuals.

Whistleblower Process

Our company has implemented a whistleblower hotline and dedicated email address to enable all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control, or auditing. As provided in our Code of Business Conduct and Ethics, our company will not tolerate retaliation for whistleblower reports made in good faith.

Board Structure and Committee Composition

The business of LTC is conducted under the direction of the Board, which is elected by our stockholders. The basic responsibility of the Board is to lead our company by exercising its business judgment to act in what each director reasonably believes to be the best interests of our company and its stockholders. Leadership is important to facilitate the Board acting effectively as a working group so that our company and its performance may benefit. Our Corporate Governance Guidelines contemplate that the Chief Executive Officer shall be nominated annually to serve on the Board.

Our company currently combines the positions of Chairman of the Board and Chief Executive Officer. Separation of the positions of Chairman and Chief Executive Officer is not mandated by our company’s Articles, Bylaws, or Corporate Governance Guidelines. The Board believes that the advisability of having a separate or combined Chairman and Chief Executive Officer is dependent upon the strengths of the individual(s) holding these positions. Wendy L. Simpson, Chairman and Chief Executive Officer, has served as a senior executive and director of our company for more than a decade. She has a deep understanding of our company’s historical and current business and financial operations and is able to lead the Board in anticipating and responding to key company developments, challenges, and opportunities. The Board believes that combining the Chairman and Chief Executive Officer positions provides our company with the right foundation to pursue strategic and operational objectives, while maintaining effective oversight and objective evaluation of the performance of our company. Ms. Simpson does not serve on any outside boards of directors other than LTC, so that she is able to devote her full attention to our company.

Aside from Ms. Simpson, all members of the Board are independent directors. Our Corporate Governance Guidelines provide that one independent director may be appointed lead independent director. Currently, Boyd W. Hendrickson is the lead independent director. Particularly given that our company combines the positions of Chairman and Chief Executive Officer, the lead independent director serves an important role in our leadership structure. The Board has adopted a Lead Independent Director Charter governing the responsibilities and duties of the lead independent director. A copy of our Lead Independent Director Charter is available on our website at www.LTCreit.com. As set forth in the Lead Independent Director Charter, the lead independent director position serves to enhance board effectiveness, oversee board matters, and act as a liaison between the independent directors and the Chairman. The lead independent director position also serves to ensure the independent directors have adequate resources in making decisions. The lead independent director is empowered to approve meeting agendas, meeting schedules and information sent to the Board. The lead independent director also has the authority to call meetings of the independent directors and presides at executive sessions of the independent directors.

The Board annually conducts a self-evaluation to determine whether it and its committees are functioning effectively. This annual performance evaluation is a component of our Corporate Governance Guidelines. The evaluation includes discussions to determine what, if any, actions should be taken to improve the Board’s effectiveness.

The Board has three committees: (1) Audit; (2) Compensation; and (3) Nominating and Corporate Governance. The function of each committee and the membership of the committees currently and during the last year are described below. Each committee operates under a written charter adopted by the Board. All of the committee charters are available on our website at www.LTCreit.com.

The Board held 10 meetings in 2020. Each Board member attended at least 75% of Board meetings and committees of the Board on which such member served in 2020. Our policy is to schedule our annual meeting of stockholders after consulting with each director regarding their availability to help ensure their ability to attend. All Board members attended our 2020 Annual Meeting of Stockholders.

In March 2021, the Board elected Ms. Cornelia Cheng to the Board effective April 1, 2021. As a result, our total number of directors increased to six and total independent directors increased to five.

The following table reflects the current composition of each committee:

Nominating and
	Audit	Compensation	Corporate Governance
Director	Committee	Committee	Committee
Cornelia Cheng
Boyd W. Hendrickson+	*	*	*
James J. Pieczynski	*	*	C
Devra G. Shapiro	C	*	*
Wendy L. Simpson
Timothy J. Triche, MD	*	C	*

+	Lead Independent Director
*	Member
C	Chairman

Audit Committee

The Audit Committee has oversight of all compliance related to financial matters, SEC reporting and auditing. The Audit Committee is responsible for the appointment of, determination of funding for, and oversight of the work of our independent auditor and is involved in the selection of the lead audit engagement partner. The Audit Committee meets at least quarterly with our independent auditor and communicates with the auditor on matters related to the conduct of the audit and critical accounting matters. The responsibilities of the Audit Committee include oversight of risk management, review of related party transactions, and establishing procedures for the treatment of complaints regarding accounting and other matters.

The Audit Committee Charter is available on our website at www.LTCreit.com. The Report of the Audit Committee of the Board of Directors is on page 51 of this proxy statement.

The Board has determined that each member of the Audit Committee is independent within the meaning of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and NYSE listing standards. The Board also has determined that Ms. Shapiro and Mr. Pieczynski each qualify as an “audit committee financial expert” as defined by SEC rules and that they each have accounting and related financial management expertise within the meaning of NYSE listing standards. Ms. Shapiro serves as Chairman of the Audit Committee and served in that role throughout 2020. The Audit Committee met five times in 2020.

Compensation Committee

The Compensation Committee is responsible for overseeing, reviewing, and administering our compensation and benefit practices. The Compensation Committee oversees our general compensation policies, reviews and approves compensation of our executive officers and administers all of our employee benefit plans.

The Compensation Committee Charter is available on our website at www.LTCreit.com. The Compensation Committee Report is on page 46 of this proxy statement.

The Board has determined that each member of the Compensation Committee is independent within the meaning of NYSE listing standards. Dr. Triche serves as Chairman of the Compensation Committee and served in that role throughout 2020. The Compensation Committee met four times in 2020.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at our Annual Meeting of Stockholders or to fill Board vacancies; (ii) overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; (iii) developing, recommending to the Board and overseeing implementation of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics; and (iv) reviewing on a regular basis our overall corporate governance and recommending improvements when necessary.

The Nominating and Corporate Governance Committee Charter is available on our website at www.LTCreit.com.

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of NYSE listing standards. Mr. Pieczynski serves as Chairman of the Nominating and Corporate Governance Committee and served in that role throughout 2020. The Nominating and Corporate Governance Committee met three times in 2020.

Communications with the Board

Stockholders and all other parties interested in contacting the Board, its committees, the independent directors as a group, the lead independent director, or individual directors may send written correspondence to the Audit Committee Chairman of LTC Properties, Inc. at 2829 Townsgate Road, Suite 350, Westlake Village, California 91361. All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to our company.

Consideration of Director Nominees

The Board is responsible for the selection of candidates for the nomination or appointment of all Board members. The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, recommends candidates for election to the Board and considers recommendations for director candidates submitted by stockholders using the same criteria it applies to recommendations from Nominating and Corporate Governance Committee members, directors and members of management. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our company’s Bylaws relating to stockholder nominations as described below. Since 2020, there have been no material changes to the procedures by which stockholders may recommend nominees. Stockholders may submit recommendations in writing addressed to the Nominating and Corporate Governance Committee, LTC Properties, Inc., 2829 Townsgate Road, Suite 350, Westlake Village, CA 91361.

Stockholders may directly nominate persons for director only by complying with the procedure set forth in our company’s Bylaws, which in summary requires that the stockholder submit the names of such persons in writing to our Corporate Secretary not less than 60 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s Annual Meeting. The nominations must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director and as to the stockholder giving the notice (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our capital stock which are beneficially owned by such person on the date of such stockholder notice, (d) such nominee’s consent to serve as a director if elected and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder to be supporting such nominees and (b) the class and number of shares of our capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

Once a prospective nominee has been identified, by either the Nominating and Corporate Governance Committee or proposed by a stockholder, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the prospective candidate. This initial determination would include whatever information is provided with the recommendation of the prospective candidate and the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate. The Nominating and Corporate Governance Committee may make inquiries of the person making the recommendation or of others regarding the qualifications of the prospective candidate. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board. The Board’s policy is to encourage selection of directors who will contribute to our overall corporate goals and to the discharge of the Board’s responsibility to our stockholders. The Nominating and Corporate Governance Committee may, at the request of the Board from time to time, review the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. Board members are expected to prepare for, attend and participate in meetings of the Board and the committees on which they serve; therefore, a prospective candidate must have the ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties as a Board member.

The Nominating and Corporate Governance Committee may conduct interviews with prospective nominees in person or by telephone. After completing the evaluation and interviews, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. As part of its periodic review of the composition of the Board, the Nominating and Corporate Governance Committee considers whether the composition of the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities. The Nominating and Corporate Governance Committee does not have formal objective criteria for determining the amount of diversity needed or present on the Board. Instead, the Nominating and Corporate Governance Committee seeks to have a board of directors with a diversity of background and experience.

PROPOSAL 1

ELECTION OF DIRECTORS

Six directors will be elected at the 2021 Annual Meeting of Stockholders. Each person elected as director will hold office until the 2022 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Cornelia Cheng, Boyd W. Hendrickson, James J. Pieczynski, Devra G. Shapiro, Wendy L. Simpson, and Timothy J. Triche for election as director. Each nominee is currently a director of our company. The six director nominees, their business experience, and specific qualifications, attributes, or skills to serve as director, are set forth below:

Cornelia Cheng Director since 2021 Age 53

Ms. Cheng has been a Managing Director, Investments with Brightwood Capital Advisors, LLC (“Brightwood”) since August 2019. In that role, Ms. Cheng focuses on providing a range of debt and minority equity growth capital to companies in the western region of the United States across five industry verticals: Healthcare Services, Business Services, Technology/Media/Telecom, Franchising and Transportation & Logistics. Prior to joining Brightwood, she served as an independent consultant between January 2019 and August 2019. Prior to that, between 2002 and 2018, Ms. Cheng served at Prudential Private Capital (formerly Prudential Capital Group), most recently as Head of the Greater Los Angeles Investment Team, sourcing, executing and managing a portfolio of private placement senior debt, mezzanine debt and minority equity investments in publicly traded and private companies across industries, including hospitals and REITs that invest in a range of property types, from commercial, industrial, retail, self-storage to senior housing properties. Ms. Cheng previously held positions in the high yield, leverage finance, sponsor coverage, corporate finance and debt capital markets groups with investment banking firm CIBC World Markets in New York and San Francisco. She was also previously with the M&A team, Internal Consulting Group and Economics Department at First Interstate Bank in Los Angeles, CA.

Ms. Cheng’s prior experience of sourcing, executing and managing debt and equity investments led the Board to conclude she should be nominated to serve as director.

Boyd W. Hendrickson Director since 2005 Age 76

Mr. Hendrickson served as the Chief Executive Officer of Skilled Healthcare Group, Inc. (“SHG”) from April 2002 through November 2013. From November 2013 through December 2014, Mr. Hendrickson served as a consultant to SHG. Mr. Hendrickson also served as a Member of the Board of Directors of SHG from August 2003 through November 2013, including as Chairman of the Board of Directors of SHG from December 2005 through November 2013. SHG was a publicly-traded company with subsidiaries that own and operate skilled nursing and assisted living facilities. In February 2015, SHG was acquired by Genesis HealthCare, Inc. Prior to joining SHG, Mr. Hendrickson was the President and Chief Executive Officer of Evergreen Healthcare, LLC, an operator of long-term health care facilities, from January 2000 through April 2002. Additionally, since 2005, Mr. Hendrickson has served as a managing member of Executive Search Solutions, LLC, a provider of recruiting services to the health care services industry. Mr. Hendrickson is a member of the Board of Directors of Earthling Interactive, a private software development company, and is a former member of senior management and the Boards of Directors of Beverly Enterprises, Inc. and Hallmark Health Services.

Mr. Hendrickson’s prior service as an independent director of LTC, past executive and director experience with other public companies, and his multi-decade involvement in the understanding of the health care industry led the Board to conclude he should be nominated to serve another term as director.

James J. Pieczynski Director since 2014 Age 58

Mr. Pieczynski is currently the Vice Chairman of PacWest Bancorp and is a member of the Board of Directors of Pacific Western Bank and PacWest Bancorp. Prior to that, he was the President of the Capital Source lending division at Pacific Western Bank and a board member at Pacific Western Bank and PacWest Bancorp. Prior to that he was a member of the Board of Directors of CapitalSource, Inc. (“CSE”) from January 2010 until April 2014 when CSE was acquired by PacWest Bancorp. Mr. Pieczynski served as Chief Executive Officer from January 2012 until the acquisition in April 2014. CSE was a publicly-held bank providing commercial loans to small and middle-market businesses nationwide and depository products and services in southern and central California. Mr. Pieczynski previously served as CSE’s Co-Chief Executive Officer from January 2010 through December 2011, CSE’s President-Healthcare Real Estate Business from November 2008 until January 2010. and CSE’s Co-President-Healthcare and Specialty Finance from January 2006 until November 2008. Additionally, Mr. Pieczynski served as an executive officer of our company from 1994 to 2001, and as a member of the Board of Directors of LTC from 1997 to 2001.

Mr. Pieczynski’s prior service as an executive officer and director of LTC, his recent position as Chief Executive Officer of a public financial company, his years of experience in financial and executive positions with health care companies, and his expertise in accounting, financial reporting and controls led the Board to conclude that he should be nominated to serve as director.

Devra G. Shapiro Director since 2009 Age 74

Ms. Shapiro served as Chief Financial Officer of IPC Healthcare, Inc. (“IPC”) from the time she joined IPC in March 1998 through October 2011. From 2011 to her retirement in 2014, she served as IPC's Chief Administrative Officer. IPC was a publicly–traded national physician group practice company focused on the delivery of acute and post-acute hospitalist medicine services which was acquired by Team Health in 2015. Prior to joining IPC, Ms. Shapiro held chief financial officer and other executive financial positions with several health care companies and was in the health care practice of an international accounting firm for 11 years. Formerly, Ms. Shapiro was with Arthur Andersen & Company.

Ms. Shapiro’s prior service as an independent director of LTC, her sixteen years prior experience as a senior executive of a public health care company, her many years of experience in financial and executive positions with health care companies and in public accounting, and her expertise in accounting, financial reporting and controls led the Board to conclude that she should be nominated to serve another term as director.

Wendy L. Simpson Director since 1995 Age 72

Ms. Simpson was appointed Chairman of the Board of Directors of LTC in August 2013 and has served as Chief Executive Officer since March 2007. She also served as President of our company from October 2005 through May 2020, Chief Financial Officer from July 2000 through March 2007, Treasurer from January 2005 through March 2007, and Chief Operating Officer from October 2005 through March 2007. She also was Vice Chairman of the Board from April 2000 through October 2005.

Having served as a senior executive officer of LTC for more than a decade, including currently as Chairman and Chief Executive Officer, Ms. Simpson brings a deep understanding of our company’s historical and current business and financial operations. Additionally, our Corporate Governance Guidelines contemplate that our Chief Executive Officer shall be nominated to serve on the Board of Directors. These factors, and Ms. Simpson’s prior service as director of LTC, led the Board to conclude that she should be nominated to serve another term as director.

Timothy J. Triche, MD Director since 2000 Age 76

Dr. Triche has been the Director of the Center for Personalized Medicine at Children’s Hospital Los Angeles since July 2010 and previously served as the Chairman of the Department of Pathology and Laboratory Medicine at Children’s Hospital Los Angeles since 1988. He has also been a Professor of Pathology and Pediatrics at the University of Southern California Keck School of Medicine in Los Angeles, California since 1988. He also serves on the Board of Directors of Novelix Pharmaceuticals, Inc., a private biotechnology company, NanoValent Pharmaceuticals, Inc., a private nanotechnology company, GenomeDx, a private biotechnology company, MedGenome, Inc. (f/k/a Silicon Valley Biosystems and Lifecode, Inc.), a private biotechnology company, and Sanguine BioSciences, a private biomedical research company.

Dr. Triche’s prior service as an independent director of LTC, current and past executive and director experience with other health care companies, and his overall background in the health care industry led the Board to conclude he should be nominated to serve another term as director.

If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares of common stock represented by proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

Required Vote and Recommendations

As described under “Majority Voting” on page 2 of this proxy statement, a majority of the votes cast is required for the election of each director in an uncontested election, which is the case at the 2021 Annual Meeting. A majority of the votes cast means that the number of votes cast FOR a nominee must exceed the number of votes cast AGAINST that nominee. For purposes of the vote on Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum for Proposal 1. Properly executed and unrevoked proxies will be voted FOR the Board’s nominees unless contrary instructions or an abstention are indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF

THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR.

PROPOSAL 2
APPROVAL OF THE 2021 EQUITY PARTICIPATION PLAN OF LTC PROPERTIES, INC.

On March 29, 2021, the Board of Directors approved, subject to stockholder approval, The 2021 Equity Participation Plan of LTC Properties, Inc. (“2021 Equity Participation Plan” or “2021 Plan”). The 2021 Equity Participation Plan will not become effective until it is approved by our stockholders (the “Effective Date”). As of the Effective Date, a total of 1,900,000 shares of our common stock will be authorized and available for awards granted under the 2021 Plan, less one share for every one share that was subject to an award granted under the 2015 Equity Participation Plan (“2015 Plan”) after December 31, 2020 and prior to the Effective Date. The shares reserved under the 2021 Plan are comprised of 426,451 shares that remained available for grant under the 2015 Plan as of December 31, 2020 and 1,473,549 incremental shares. The full reserve (1,900,000 shares) and the incremental “new” shares (1,473,549 shares) are equal to approximately 4.8% and 3.7%, respectively, of the outstanding shares as of April 12, 2021. In addition, any shares that are not issued under outstanding awards under the 2015 Plan because the shares were forfeited or cancelled after December 31, 2020 will be added to and again be available for awards under the 2021 Plan.

The Board is asking our stockholders to approve the 2021 Equity Participation Plan so that we may issue to non-employee directors, key employees and consultants awards that are linked to the value of our common stock. The 2021 Equity Participation Plan will replace the 2015 Plan. If the 2021 Plan is not approved, we intend to continue to grant stock awards under the 2015 Plan to the extent we were authorized to grant such awards when the plan was approved. If the 2021 Equity Participation Plan is approved, no new grants will be made under the 2015 Plan. The 2015 Plan will then only apply to any stock awards previously granted under the 2015 Plan, which will continue to be subject to the terms of the 2015 Plan and the written agreements governing the awards.

The Board of Directors believes that equity ownership provides an important link between the interests of our stockholders and our executives, managers and key employees by rewarding the creation of long-term stockholder value. The Board believes that our ability to grant equity awards has helped us attract, retain and motivate talented professionals with superior leadership capabilities. As described in the Executive Compensation Discussion and Analysis section of this proxy statement, equity awards are a key component of our compensation program and constitute a significant portion of our executive officers’ total compensation.

In recommending approval of the 2021 Plan, the Board of Directors asks that stockholders also consider the following factors:

We Manage Our Equity Award Use Carefully

We manage our long-term stockholder dilution by limiting the number of equity awards granted annually. The Board of Directors carefully monitors our total dilution and annual equity grant rate (“burn rate”), and our company has followed a responsible approach to equity based compensation in the past.

Overhang. The following table sets forth certain information as of December 31, 2020 with respect to the 2008 Equity Participation Plan and the 2015 Plan:

Stock Options Outstanding	15,000
Weighted-Average Exercise Price of Outstanding Stock Options	$38.43
Weighted-Average Remaining Term of Outstanding Stock Options	2.17 years
Total Full-Value Awards Outstanding	390,435
Basic Common Shares Outstanding as of the Record Date (April 12, 2021)	39,164,371
Shares Remaining Available for Future Grant*	426,451

* Reflects shares that remained available for grant under the 2015 Plan as of December 31, 2020. If the 2021 Plan is approved by our stockholders, the 2021 Plan will become effective on May 26, 2021, and no further awards will be made under the 2015 Plan. As of the Effective Date, a total of 1,900,000 shares of common stock will be reserved for awards granted under the 2021 Plan (comprised of the 426,451 shares that remained available for grant under the 2015 Plan as of December 31, 2020 and 1,473,549 incremental shares), less one share for every one share that is subject to an award granted under the 2015 Plan after December 31, 2020 and prior to the Effective Date.

Burn Rate. The following table sets forth information regarding equity awards granted over each of the last three fiscal years:

	2020	2019	2018
Stock Options/SARs Granted (a)	0	0	0
Full-Value Awards Granted (b)	167,375	147,608	156,718
Weighted-Average Basic Common Shares Outstanding (c)	39,178,980	39,571,120	39,477,541
Burn Rate ((a) + (b))/(c)	0.43%	0.37%	0.40%

Key Features of the 2021 Plan Reflect Use of Compensation and Governance Best Practices

The proposed 2021 Plan includes new and continued provisions designed to protect our stockholders’ interests and reflect corporate governance best practices, including:

●	Performance-based awards. The 2021 Plan allow for issuing performance-based awards, including awards to executive officers. Due to the repeal of the exemption under Internal Revenue Code (“IRC”) Section 162(m) that allowed for the deductibility of performance-based compensation paid to certain executive officers, the provisions in the 2015 Plan required to satisfy the exemption have been removed from the 2021 Plan.
●	Repricing is not allowed. Both the 2015 Plan and the 2021 Plan prohibit the repricing of awards without shareholder approval.
●	Double-trigger vesting upon a Change in Control. The 2021 Plan generally provides that, unless provided otherwise in an employment or award agreement, awards will fully vest upon separation from service by the Company without cause or by the holder for good reason within 12 months following a change in control of our company.
●	Clawback feature. Both the 2015 Plan and the 2021 Plan include a clawback provision in the event of certain restatements of our company’s financial results and other misconduct.
●	No discounted stock options or stock appreciation rights. Both the 2015 Plan and the 2021 Plan provide that all stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our stock on the date of grant.

●	No evergreen feature. The 2021 Plan contains no evergreen feature allowing additional shares to be automatically added to the 2021 Plan. Any increase in the number of shares available under the 2021 Plan must be approved by our stockholders.
●	No liberal share recycling. The 2021 Plan provides that shares of common stock withheld to satisfy an award holder’s tax withholding obligations or to satisfy payment of the exercise price of an option will not be added back to the number of shares available for future awards. Additionally, the full number of shares granted under a Stock Appreciation Right, and not the net number actually issued, shall reduce the number of shares available for future awards.
●	Substitute Awards. Under the 2021 Plan, the Committee may grant awards in our common stock to holders of awards in the stock of any entity acquired by the Company, which may contain terms consistent with the terms of the prior awards, even if inconsistent with the terms of the 2021 Plan. The number of shares of our common stock reserved under such substituted awards shall not reduce the authorized shares available under the 2021 Plan.
●	Post-exercise/vesting holding requirements. We have stock ownership guidelines that will be applicable to any shares of our common stock acquired by our executives or directors upon exercise or vesting of awards under the 2021 Plan.

Description of the 2021 Equity Participation Plan

The following is a description of the purpose and a summary of the provisions of the 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the 2021 Plan, which is attached hereto as Appendix B.

General.  The 2021 Plan permits us to issue stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents, and stock payments to non-employee directors, key employees (including officers who are directors) and consultants. The 2021 Plan does not permit the repricing of stock options or stock appreciation rights without approval of our stockholders or the granting of discounted stock options or stock appreciation rights.

Purpose. The purpose of the 2021 Plan is three-fold:

●	To provide an additional incentive for non-employee directors, key employees and consultants to whom awards are granted to further the growth, development and financial success of LTC by personally benefiting through the ownership of our common stock and/or rights the value of which is tied to the value of our common stock or that are linked to LTC’s growth;
●	To enable LTC to obtain and retain the services of non-employee directors, key employees and consultants to whom awards are granted by offering them an opportunity to own LTC common stock and/or to benefit from rights the value of which is tied to the value of our common stock or that are linked to LTC’s growth, development and financial success; and
●	To encourage non-employee directors, key employees and consultants to whom awards are granted to contribute materially to LTC’s growth, development and financial success, thereby benefiting LTC’s stockholders, and aligning the economic interests of the participants with those of the stockholders.

Eligible Participants. As of December 31, 2020, approximately 24 employees, 4 non-employee directors, and no consultants would be eligible to participate in the 2021 Plan, although the number of individuals who are selected to participate in the 2021 Plan may vary from year to year.

Administration of the 2021 Plan.  The Board has the authority and the discretion under the 2021 Plan to grant awards to non-employee directors and to administer those awards. The Compensation Committee of the Board of Directors has the authority and the discretion under the 2021 Plan to issue awards to key employees and consultants and to administer those awards. The Compensation Committee is comprised solely of non-employee directors of the Board. The term “Grantor” as used in this summary refers to the Board, with respect to awards to non-employee directors, and to the Compensation Committee or its delegatee, with respect to awards to key employees and consultants.

Except as expressly limited by the 2021 Plan, the authority of the Grantor includes the authority to determine the timing of awards, to select the recipients of awards, and to determine the terms of each award, including, among other things, any modifications of awards, applicable restrictions, termination and vesting conditions, provided however, that to the extent vesting provisions are addressed by an employment agreement, such employment agreement controls.

The Compensation Committee may delegate to one or more members of the Board or to executive officers of the Company, the authority to grant awards, determine the terms of such awards, amend existing awards and exercise other administrative discretion granted to the Board or the Compensation Committee under the terms of the 2021 Plan, provided, however, that no persons delegated the authority shall exercise it with respect to any person subject to Section 16 of the Securities Exchange Act, or any person to whom such authority has been granted. The Committee may set restrictions and limitations on the discretion such delegatees are granted, and the Committee may revoke such authority at any time.

Number of Shares Available for Issuance.  As of the Effective Date, a total of 1,900,000 shares of our common stock will be authorized and available for awards granted under the 2021 Plan, less one share for every one share that was subject to an award granted under the 2015 Plan after December 31, 2020 and prior to the Effective Date. A maximum of 1,900,000 shares may be granted as incentive stock options under the 2021 Plan. The Compensation Committee or the Board may adjust the aggregate 1,900,000 limit and the number of shares under outstanding awards if it determines that an extraordinary dividend, recapitalization, stock split, merger, consolidation or other similar corporate transaction or event equitably requires an adjustment.

In addition to the 1,900,000 shares available under the 2021 Plan, any shares reserved for awards granted under the 2015 Plan prior to December 31, 2020 (and any awards granted under the 2015 Plan after December 31, 2020 and before the effective date of the 2021 Plan) that are forfeited or cancelled after December 31, 2020 shall be added to the shares available for grants under the 2021 Plan.

The limits on the authorized shares under the 2021 Plan will not apply with respect to any awards of stock options, stock appreciation rights, restricted stock and restricted stock units, or other awards in our common stock in substitution for awards under a stock plan of any entity acquired by the Company. The terms of such substitute awards may conform to the terms of the original award, even if inconsistent with the terms of the 2021 Plan. The number and exercise price of such substituted awards may be based on any exchange ratio or valuation used in such acquisition transaction. The number of shares reserved under such substitute awards shall not be counted against the limit under the 2021 Plan.

Share Counting. Shares available under the 2021 Plan are reduced by one share for each share underlying an award, including stock options, restricted stock or units and performance stock or units. Shares available under the 2021 Plan are reduced by the aggregate shares exercised pursuant to a settled stock appreciation right and not the net number of shares issued upon exercise. Shares withheld for taxes, shares tendered to pay the exercise price of an option, and shares reacquired by the company with amounts received from exercise of an option will not be added back to the 2021 Plan.

Types of Awards and Limits.  The 2021 Plan provides for the issuance of incentive stock options to our key employees and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents, and stock payments to our non-employee directors, key employees and consultants. Rights to awards may be contingent on the satisfaction of performance criteria (“Performance Criteria”) determined by the Grantor. The 2021 Plan permits the Compensation Committee to specify any reasonable definition of the financial and non-financial measures it uses, to make reasonable adjustments to such measures, and to include or exclude certain items. The Committee may exercise discretion to increase or decrease any amount intended as performance-based compensation. Additionally, such Performance Criteria may be calculated without regard to extraordinary, unusual and/or non-recurring items, and may be based on non-financial and subjective Performance Criteria.

Stock Options. The 2021 Plan provides for two types of stock options: incentive stock options and non-qualified stock options. The differences between incentive stock options and non-qualified stock options relate mainly to their tax treatment under the Code (see “U.S. Tax Consequences” below). A stock option gives the holder the right to receive a designated number of shares of our common stock during the period that the option is exercisable upon payment of the exercise price for the stock options, subject to the terms and conditions that the Grantor, in its sole discretion, shall determine at the time the award is made. The per share exercise price of an option may not be less than the fair market value of our common stock on the date of grant of the option, except for incentive stock options granted to 10% stockholders, in which case the per share exercise price must be at least 110% of the fair market value of our common stock on the date of grant. Incentive stock options must expire no later than the tenth anniversary of the date of grant, except for incentive stock options granted to 10% stockholders, which may expire no later than the fifth anniversary of the date of grant.

Unless otherwise specified by the Grantor or in an employment agreement, all options granted to key employees and consultants become vested upon a separation of service without cause or for good reason (if defined in the agreement) following a change in control (see “Change in Control” below).

Restricted Stock. A restricted stock award is an award of shares of our common stock for consideration or without consideration, subject to the vesting and other terms and conditions that the Grantor, in its sole discretion, shall determine at the time the award is made. Restricted stock for which the holder paid no consideration is forfeited to LTC if the non-employee director, key employee or consultant to whom it was awarded terminates service prior to the end of the vesting period determined by the Grantor. However, unless otherwise provided by the Grantor, such restricted stock will not be forfeited if the termination is due to death or disability. Restricted stock for which the holder paid consideration may be repurchased by LTC at a price equal to the price paid by the holder, if the non-employee director, key employee or consultant to whom it was awarded terminates service prior to the end of the vesting period, except that the Grantor may provide that no such repurchase right exists if the termination is due to death or disability. The vesting of restricted stock may be subject to satisfaction of company performance goals, individual performance goals and one or more of the Performance Criteria. Holders of restricted stock will be permitted to vote the shares and receive dividends after the date of grant, including during the period restrictions or right to repurchase apply.

Unless otherwise specified by the Grantor or in an employment agreement, all shares of restricted stock become vested upon a separation of service without cause or for good reason (if defined in such agreement) following a change in control (see “Change in Control” below).

Restricted Stock Unit.  A restricted stock unit is an award valued based on the value of a share of our common stock upon the terms and conditions set forth in the 2021 Plan and as determined by the Grantor in its sole discretion and set forth in the applicable award agreement. A restricted stock unit may be paid in cash, or shares of our common stock, or a combination of cash and shares determined by the Grantor, in its sole discretion. A holder of a restricted stock unit shall possess no ownership rights with respect to our common stock unless and until the unit is converted to common stock. Dividend equivalents may be earned by holders of restricted stock based on dividends declared on our common stock, to be credited as of dividend payment dates.

Unless otherwise specified by the Grantor or in an employment agreement, all restricted stock units become vested upon a separation of service without cause or for good reason (if defined in such agreement) following a change in control (see “Change in Control” below).

Stock Appreciation Rights. A stock appreciation right entitles the holder to a payment in cash or shares of our common stock equal to the excess of the fair market value of the number of shares of our common stock underlying the stock appreciation right as of the date the stock appreciation right is exercised over such fair market value as of the date the stock appreciation right is granted. A stock appreciation right is subject to the terms and conditions that the Grantor, in its sole discretion, shall determine at the time the award is made. The 2021 Plan provides for two types of stock appreciation rights: coupled stock appreciation rights and independent stock appreciation rights. A coupled stock appreciation right is related to a stock option, is exercisable only when and to the extent that the stock option is exercisable and is exercised when the holder surrenders the equivalent number of shares under the related unexercised stock option. An independent stock appreciation right is not related to an option. Unless the Grantor determines otherwise, an independent stock appreciation right is exercisable only while the recipient is a non-employee director, key employee or consultant, provided, however, the Grantor may permit stock appreciation rights to be exercised in the event of the holder’s death or disability or upon a change in control of the Company.

Unless otherwise specified by the Grantor or in an employment agreement, all stock appreciation rights become vested upon a separation of service without cause or for good reason (if defined in such agreement) following a change in control (see “Change in Control” below).

Performance Awards. A performance award represents the right to receive a payment in cash or shares of our common stock subject to satisfaction of objective or subjective performance criteria determined appropriate by the Committee on a specified date or dates or over any period or periods determined by the Committee. The Committee may adjust any performance criteria during the performance period in the event of any extraordinary or non-recurring transaction or event affecting the company or the financial statements or due to a change in the law or accounting principles applicable to the performance criteria. The Grantor may provide that a performance award is not payable upon a separation of service prior to the end of the performance period; however, unless otherwise specified by the Grantor or in an employment agreement, a performance award may be paid prior to the end of the performance period if the holder incurs a separation of service without cause or for good reason within 12 months following a change in control (see “Change in Control” below).

Dividend Equivalents. Dividend equivalents are granted in conjunction with restricted stock units, or performance awards. A dividend equivalent represents the right to receive payments in cash or shares of our common stock in the amount of the dividend paid on a share of our common stock between the date that such an award is granted and the date such an award vests or expires. No dividend equivalents may be granted in connection with the grant of a stock option or stock appreciation right during the period prior to the date such option or stock appreciation right is exercised and shares issued. Payment of a dividend equivalent may not be related to or contingent upon the exercise of a stock appreciation right.

Stock Payments. A stock payment award represents the right to receive a share of our common stock, subject to the terms and conditions that the Grantor, in its sole discretion, shall determine at the time the award is made, which may include satisfaction of one or more of the Performance Criteria. A stock payment is payable only while the holder is a non-employee director, key employee or consultant, except that the Grantor may provide that a stock payment is payable upon a separation of service without cause or for good reason following a change in control (see “Change in Control” below).

Clawback. In the event that a mandatory restatement of LTC's financial results occurs and is released to the public at a time when LTC's securities are traded on any U.S. securities exchange (a “Restatement”), and the Restatement is attributable to misconduct or wrongdoing by a holder of an award and such holder has received payment or benefits under the 2021 Plan (whether cash or non-cash) within three years preceding the date of the issuance and release of such Restatement, and the amount of such payment or benefits under the 2021 Plan has been calculated and awarded pursuant to a specific financial formula, and such payment or benefits would have been diminished based on the restated financial results had the financial formula pursuant to which the payment or benefits for which an award has been calculated been applied to the restated financial restates (the amount of such diminution, is the “Clawback Amount”), then, upon written demand from LTC setting forth the basis for such demand, the holder shall remit to LTC the Clawback Amount less the amount of any taxes paid or payable by the holder in respect of such bonus or share grant with certain exceptions.

In addition, LTC may grant awards that require the forfeiture or clawback of any benefits received under an award in the event the holder violates LTC’s Code of Conduct or any restrictive covenants applicable to the holder, other material violations of any agreement with LTC or a breach of fiduciary duty of the individual owed to LTC, as set forth in the award agreement.

Adjustments for Changes in Capitalization.  If the Grantor determines that a dividend (other than an ordinary dividend), recapitalization, stock split, merger, consolidation, or other similar corporate transaction or event, equitably requires an adjustment, then the Grantor shall adjust any or all of:

●	the number and kind of shares of common stock (or other securities or property) with respect to which awards may be granted or awarded;
●	the number and kind of shares of common stock (or other securities or property) subject to outstanding awards; and
●	the grant or exercise price with respect to any outstanding option or stock appreciation right.

Change in Control.  As described above, a non-employee director’s, key employee’s or consultant’s rights in an award may vest upon a “change in control.”  “Change in control” shall mean a change in ownership or control of LTC effected through any of the following transactions:

●	any person or related group of persons (other than LTC or a person that directly or indirectly controls, is controlled by, or is under common control with, LTC) is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), of securities of LTC representing 30% or more of the combined voting power of LTC’s then outstanding securities;
●	consummation of a merger or consolidation of LTC with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of LTC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3% of the combined voting power of the voting securities of LTC or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of LTC (or similar transaction) in which no person, directly or indirectly, becomes the beneficial owner of securities representing 30% or more of the combined voting power of LTC’s then outstanding securities shall not constitute a Change in Control;
●	the consummation of a plan of complete liquidation of LTC or the sale or disposition by LTC of all or substantially all of LTC’s assets; or
●	a majority of the members of the Board of Directors of LTC cease to be, as of any date of determination, a member of the Board who (i) was a member of such Board on the date of the 2021 Plan was approved by the stockholders, or was nominated for election or elected to the Board with the approval of a majority of the members of the Board at the time of such nomination or election.

Amendment and Termination.  The 2021 Plan may be terminated by the Board at any time. The Board may amend the 2021 Plan (and the awards issued thereunder), but may not, without prior approval of the stockholders:

●	increase the maximum number of shares of common stock that may be issued under the 2021 Plan; or
●	reprice any options or stock appreciation rights; or
●	take any other action that requires stockholder approval to comply with any law or stock exchange requirements.

U.S. Tax Consequences.  The following brief description, which is based on existing law, sets forth certain of the federal income tax consequences of the grant of awards under the 2021 Plan. This description may differ from the actual tax consequences incurred by any individual recipient of an award. Moreover, existing law is subject to change by new legislation, by new regulations, by administrative pronouncements and by court decisions or by new or clarified interpretations or applications of existing laws, regulations, administrative pronouncements and court decisions. Any such change may affect the federal income tax consequences described below. The following summary of the federal income tax consequences in respect of the 2021 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences, including the application and effect of foreign, state and local tax laws.

Non-Qualified Stock Options. A non-employee director, key employee or consultant who is granted a non-qualified stock option will not recognize taxable income at the time the stock option is granted or at the time the option becomes vested and exercisable. In general, an optionee will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price, and LTC will receive a corresponding Federal income tax deduction. Income tax withholding requirements apply upon exercise. The optionee’s basis in the shares so acquired will be equal to the option exercise price plus the amount of ordinary income upon which he or she is taxed. Upon subsequent disposition of the shares, the optionee will recognize capital gain or loss, long-term or short-term, depending upon the length of time the shares are held after the stock option is exercised.

Incentive Stock Options. An optionee is not taxed at the time an incentive stock option is granted or at the time the options becomes vested and exercisable. The tax consequences upon exercise and later disposition generally depend upon whether the optionee was an employee of LTC or a subsidiary at all times from the date of grant until three months preceding exercise (one year in the case of disability) and on whether the optionee holds the shares for more than one year after exercise and two years after the date of grant of the stock option.

If the optionee satisfies both the employment rule and the holding rule, the optionee will not be subject to income taxation upon exercise of the stock option and LTC will not be allowed an income tax deduction at any time. Instead, upon subsequent disposition of the shares acquired upon exercise of the option (and assuming the holding rule has been satisfied) the optionee will recognize a long-term capital gain or a long-term capital loss with respect to the difference between the option exercise price and the amount realized upon disposition of the shares.

If the optionee meets the employment rule but fails to observe the holding rule (a “disqualifying disposition”), the optionee generally recognizes as ordinary income, in the year of the disqualifying disposition, equal to the excess of the fair market value of the shares at the date of exercise over the option exercise price. Any excess of the sales price over the fair market value at the date of exercise will be recognized by the optionee as capital gain (long-term or short-term depending on the length of time the stock was held after the stock option was exercised). If, however, the sale price is less than the fair market value at the date of exercise, then the ordinary income recognized by the optionee is generally limited to the excess of the sale price over the option exercise price. In both situations, the tax deduction allowable to LTC is limited to the amount of ordinary income recognized by the optionee. Under current Internal Revenue Service guidelines, LTC is not required to withhold any Federal income tax in the event of a disqualifying disposition.

Different consequences may apply for an optionee subject to the alternative minimum tax.

Restricted Stock. A non-employee director, key employee or consultant who is granted restricted stock generally will not recognize taxable income at the time the restricted stock is granted. Instead, a restricted stockholder will recognize ordinary taxable income equal to the value of the stock at the time the stock is no longer subject to a substantial risk of forfeiture and LTC will receive a corresponding Federal income tax deduction at that time. However, a restricted stockholder may file with the IRS a “section 83(b) election” when he or she receives the restricted stock, as a result of which he or she will recognize taxable ordinary income equal to the value of the stock at the time the stock is granted and LTC will receive a corresponding Federal income tax deduction. Upon subsequent disposition of the shares, the restricted stockholder will recognize capital gain or loss, long-term or short-term, depending on the length of time the shares are held after the date of grant.

Stock Appreciation Rights. A non-employee director, key employee or consultant will not realize taxable income upon the award of stock appreciation rights. Upon the exercise of stock appreciation rights, any cash received and the fair market value on the exercise date of any shares of common stock received would constitute ordinary income to the participant, and LTC would be entitled to a deduction in the amount of such income at the time of exercise.

Performance Awards, Restricted Stock Units, Dividend Equivalents, and Stock Payments. A non-employee director, key employee or consultant normally will not realize taxable income upon the award of performance awards, restricted stock units, dividend equivalent awards or stock payment awards. When the conditions and requirements established with respect to such an award have been satisfied and the payment amount determined, any cash and the fair market value of any shares of our common stock received will constitute ordinary income to the individual in the year in which paid or when no longer subject to a substantial risk of forfeiture, and LTC will be entitled to a deduction in the same amount.

Deductibility of Executive Compensation. IRC Section 162(m) disallows a tax deduction to publicly held companies for compensation paid to persons who have served as Chief Executive Officer, Chief Financial Officer and any of the three most highly compensated executive officers other than the Chief Executive Officer at any time after 2017 (“Covered Employees”), to the extent that total compensation exceeds $1 million per Covered Employee in any taxable year. Compensation paid by LTC in connection with the exercise of options or stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent awards, or stock payment awards granted to a Covered Employee may be taken into account for purposes of the $1 million limitation.

Effective for tax years after 2017, IRC Section 162(m) was amended to eliminate the deductibility of any performance-based executive compensation paid after 2017 to a Covered Employee unless such grants were provided in a written binding contract that was in effect in 2017. Thus, the exemption from the limitation on deductibility under IRC Section 162(m) that previously applied to performance-based compensation to Covered Employees no longer applies. The 2021 Plan authorizes the grant of awards that may result in the payment of compensation subject to the cap on deductibility under IRC Section 162(m) if it and other compensation exceed $1 million in a given year. There can be no assurance that compensation resulting from awards under the 2021 Plan to Covered Employees will in fact be fully deductible.

Because the Compensation Committee and the Board have discretion to determine the amount and types of awards to be granted under the 2021 Plan, all of the benefits that will be received in the future by participants are not readily determinable, but in no case will the awards granted annually exceed the limitations set forth in the 2021 Plan.

Impact of Section 409A. Section 409A of the Internal Revenue Code applies to deferred compensation, unless the compensation was both deferred and vested prior to January 1, 2005. Generally speaking, “deferred compensation” is compensation earned currently, the payment of which is deferred to a later taxable year, and an amount is “vested” on the date that the participant’s right to receive the amount is no longer conditioned on the participant’s performance of substantial future services or upon the occurrence of an event (such as a change in control) or the achievement of performance goals that are substantially related to the purpose of the compensation.

Options, stock appreciation rights, restricted stock units, and restricted stock awarded under the 2021 Plan are designed to be exempt from the requirements of Section 409A. Other awards granted under the plan may be subject to Section 409A, unless the terms of the award satisfy an exemption from Section 409A. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, an interest penalty and an additional 20% tax on the amount underlying the award. The Company will administer the 2021 Plan and may amend the 2021 Plan as necessary to avoid the taxes imposed under Section 409A.

New Plan Benefits

Because the number or size of the awards that a participant may receive under the 2021 Plan is at the discretion of the Compensation Committee, it is not possible to determine the benefits that will be received by participants under the 2021 Plan if Proposal 2 is approved by our stockholders.

Each non-employee director elected or re-elected at the Annual Meeting will receive a grant of restricted stock under the 2021 Plan with the number of shares (rounded to the next whole share) equal to $95,000 divided by the closing price of our common stock on the date of the Annual Meeting. The restricted stock awards will vest as to all the shares on the first anniversary of the date of the Annual Meeting. Accordingly, if elected or re-elected at this Annual Meeting, non-employee directors will receive the award of restricted stock described above. The annual non-employee director awards will be made following such election or reelection at the Annual Meeting, regardless of whether the 2021 Plan is approved.

Registration with the Securities and Exchange Commission

If Proposal 2 is approved by our stockholders, we intend to file a registration statement with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, as amended, covering the shares reserved for awards under the 2021 Plan.

Required Vote and Recommendation

Stockholder approval of the 2021 Equity Participation Plan is required (i) under the rules of the New York Stock Exchange for listing the shares of common stock reserved under the 2021 Equity Participation Plan and (ii) under the Internal Revenue Code of 1986, as amended, in order for options granted under the 2021 Equity Participation Plan to be considered “incentive stock options”. The affirmative vote of a majority of all the votes cast at the meeting, provided that the total votes cast represent over 50% in interest of all shares entitled to vote, is required to approve the 2021 Equity Participation Plan as set forth in this Proposal 2. For purposes of the vote on Proposal 2, any abstention will have the effect of a vote against the proposal and broker non-votes will not be treated as votes cast for such purpose and therefore any broker non-vote will have the effect of a vote against Proposal 2 unless the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on Proposal 2. If the total votes cast on Proposal 2 represent over 50% in interest of all shares entitled to vote on the proposal, then broker non-votes will have no effect on the result of the vote. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
2021 EQUITY PARTICIPATION PLAN

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit LTC’s consolidated financial statements for the year ending December 31, 2021. Ernst & Young LLP served as our independent registered public accounting firm during 2020 and also provided certain tax services as described in the Independent Registered Public Accounting Firm Fees and Services section of this proxy statement. A representative of Ernst & Young LLP is expected to be present at the virtual 2021 Annual Meeting.

Although ratification is not required by our company’s Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

Required Vote and Recommendation

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021 requires the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present. For purposes of the vote on Proposal 3, abstentions and broker non-votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 3. Properly executed, unrevoked proxies will be voted FOR Proposal 3 unless a vote against Proposal 3 or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE

APPOINTMENT OF ERNST & YOUNG LLP AS LTC’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2021.

PROPOSAL 4

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on named executive officer compensation. As previously reported in the Current Report on Form 8-K that we filed with the SEC on June 5, 2017, the Board has determined that LTC will hold a nonbinding, advisory “say-on-pay” vote every year to approve named executive officer compensation.

As described in the Executive Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, we seek to align compensation of our executives with our overall performance as well as the individual performance of each executive. As noted in the CD&A section, our Annual Cash Bonus Incentive Plan provides for 50% of the bonus opportunity for participating executives to be based on achievement of performance goals.

Our compensation programs are designed to attract and retain executives responsible for our company’s success and are administered in the long-term interests of our company and our stockholders. In connection with services provided in 2020, approximately 60% of total named executive officer compensation was in the form of long-term incentive awards.

Please see the CD&A (and in particular its “Executive Summary” on page 25) and the Summary Compensation Table sections of this proxy statement for further details regarding our executive compensation decisions for 2020 and how our compensation program for executives is structured to support and reward our annual and long-term financial performance as an organization.

Pursuant to the resolution below, we are asking our stockholders to indicate their support for named executive officer compensation. The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of the named executive officers, as described in the CD&A and accompanying tables.

Accordingly, stockholders are being asked to vote on the following resolution at the 2021 Annual Meeting:

“RESOLVED, that the stockholders of LTC Properties, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in LTC Properties, Inc.’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the summary compensation table, and the other related tables and disclosure.”

Required Vote and Recommendation

Because the vote is advisory, it is not binding on our company, the Board, or the Compensation Committee of the Board. The Board and the Compensation Committee will take into account the outcome of the vote, however, when designing future executive compensation programs.

For purposes of the vote on Proposal 4, abstentions and broker non-votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 4. Properly executed, unrevoked proxies will be voted FOR Proposal 4 unless a vote against Proposal 4 or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICERS

The Board of Directors has determined that Wendy L. Simpson, Pamela J. Shelley-Kessler, and Clint B. Malin are our company’s “executive officers” as that term is defined in Rule 3b-7 under the Exchange Act. The biographies of our three current executive officers are as follows:

Wendy L. Simpson Chief Executive Officer Age 72

Wendy L. Simpson is our Chief Executive Officer, a position she has held since March 2007. From October 2005 to May 2020, she also served as President of our company. Ms. Simpson served as Chief Financial Officer from July 2000 to March 2007, Treasurer from January 2005 to March 2007, and Chief Operating Officer from October 2005 to March 2007. She has been a director of our company since 1995, including as Vice Chairman of the Board from April 2000 to October 2005. In August 2013, Ms. Simpson was appointed Chairman of the Board of Directors.

Pamela J. Shelley-Kessler Co-President, Chief Financial Officer and Corporate Secretary Age 55

Pamela J. Shelley-Kessler is our Co-President and Chief Financial Officer, a position she has held since May 2020. She served as Executive Vice President and Chief Financial Officer from December 2010 to May 2020, as Senior Vice President and Chief Financial Officer from March 2007 to December 2010 and as Vice President and Controller from July 2000 to March 2007. Prior to joining our company, Ms. Shelley-Kessler was the Corporate Controller for a privately held commercial and multifamily real estate developer. She was also the Director of Financial Reporting for a Southern California apartment REIT. Ms. Shelley-Kessler also served as the Assistant Controller of the Inland Empire division of KB Home, a publicly traded homebuilder. She began her career as a certified public accountant in the real estate group of Ernst and Young LLP. In January 2018, Ms. Shelley-Kessler joined the Board of Directors of Physician’s Realty Trust where she serves on the audit committee. Ms. Shelley-Kessler also serves on the Board of Governors and as a member of the real estate committee of the Providence Tarzana Medical Center Foundation. Providence Cedars-Sinai Tarzana Medical Center is a 249-bed hospital serving the San Fernando Valley, a joint venture between Providence St. Joseph Health, a national not-for-profit health system comprised of 50 hospitals and 829 clinics throughout the western part of the United States and Cedars-Sinai Health System.

Clint B. Malin Co-President and Chief Investment Officer Age 49

Clint B. Malin is our Co-President and Chief Investment Officer, a position he has held since May 2020. He served as Executive Vice President and Chief Investment Officer from June 2012 to May 2020, as Senior Vice President and Chief Investment Officer from December 2010 to June 2012 and as Vice President and Chief Investment Officer from May 2004 to December 2010. Prior to joining our company, Mr. Malin was employed by Sun Healthcare Group, Inc. (“Sun”), a nationwide owner and operator of post-acute care and skilled nursing centers from 1997 through 2004. Mr. Malin’s last position held at Sun was Vice President of Corporate Real Estate. Genesis Healthcare, Inc. acquired Sun in December 2012. Mr. Malin began his career in public accounting, initially practicing at KPMG Peat Marwick LLP and then Arthur Andersen LLP.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2020 Business Highlights

The COVID-19 pandemic dominated 2020, resulting in a challenging year that had a considerable impact on our economy, our industry and our operating partners. The pandemic had a financial and human effect on our tenants who operate skilled nursing centers and seniors housing communities that were viewed as particularly exposed places for their often-times vulnerable residents. During the year, our primary focus was on managing through the disruption related to the pandemic and providing support to our operators.

Occupancy throughout the senior housing and care market fell considerably in 2020 as a result of the pandemic, while operators’ costs increased substantially as they worked to respond to pandemic-related challenges throughout their centers and communities. U.S. government aid provided some, but insufficient, relief. We provided $2.1 million in rent abatements and deferrals, net of repayment, during the year to assist operators in recognition of the impact of the costs of unprecedented health and business challenges. We believe the business of our operators will improve in 2021 and future years, particularly as vaccines continue to become more widely available and utilized. Additionally, occupancy should stabilize, and even grow from historical lows as seniors housing visitation and openings increase, with proactive marketing, and as consumer confidence builds in the safety of these settings. However, visibility into the trajectory of the improvement remains low, so we are not able to predict a full recovery from the effect of the pandemic for the industry or the timing thereof.

In 2020, we continued to maintain a conservative capital structure with low leverage. We believe our low debt levels and ample liquidity provide us with financing flexibility and allow us to opportunistically access the capital markets at favorable rates. This disciplined strategy allowed us to weather challenging economic environments and a variety of real estate cycles, while positioning us to take advantage of new investment opportunities.

Our 2020 investment strategy shifted to smaller investments with what we believe are better risk/reward profiles, using vehicles such as mezzanine and preferred equity financing, in response to the pandemic.

2020 Transaction Highlights

●	Committed $19.3 million to two preferred equity agreements to develop and own a 95-unit assisted living and memory care community, and a 267-unit independent and assisted living community.
●	Acquired a 140-bed skilled nursing center in Texas for $13.5 million.
●	Funded $16.7 million in development commitments, $6.9 million in capital improvement projects, and $2.0 million under an existing mortgage loan,.
●	Completed the construction of, and our operator opened, a 78-unit seniors housing community in Oregon.
●	Completed the construction of, and our operator opened, a 90-bed skilled nursing center in Missouri.
●	Sold 21 skilled nursing centers for a combined $74.8 million, recognizing a net gain of $44.1 million.
●	Received $17.8 million of liquidation proceeds from the sale of properties in an unconsolidated joint venture, and recorded a loss of $0.8 million.
●	On March 12, 2020, the Board authorized the repurchase of up to 5 million outstanding shares of LTC common stock, and we purchased 615,827 shares at an average price of $29.25 per share, including commissions, for a total purchase price of $18.0 million; however, due to the rising level of uncertainty in the financial markets and the adverse effects of COVID-19 on public health and our operators, the Board terminated the stock repurchase plan on March 25, 2020.

Key Credit Metrics as of December 31, 2020

●	Debt to enterprise value of 30%.
●	Debt to annualized adjusted EBITDAre of 4.3x.
●	Maintained ample liquidity, with $510.1 million available under our unsecured revolving line of credit, and $200.0 million available under our equity distribution agreements.

Key Financial Metrics for 2020

●	The COVID-19 pandemic led to some delayed and abated rents and limited growth, so financial results were lower although our company remained profitable.
●	Collected 98% of our contractual revenue, which includes mortgage interest income, rental income and the application of Senior Lifestyle’s letter of credit and security deposit.
●	Year-over-year revenue for 2020 decreased due to a $23.2 million write-off of straight-line rent receivable and lease incentives related to three operators, a reduction in revenue related to the sale of our Preferred Care portfolio, reduced revenue from Senior Lifestyle, abated and deferred rent and partial paydown of a mezzanine loan, partially offset by increases in revenue from contractual rent escalations, acquisitions, mortgage funding, and capital development projects.
●	Year-over-year funds from operations (“FFO”) decreased 23.0%, primarily due to the straight-line rent receivable and lease incentives write-off mentioned above.
●	FFO, excluding non-recurring items in both periods, decreased 3.1% due to a reduction in revenue related to the sale of our Preferred Care portfolio, reduced revenue from Senior Lifestyle, abated and deferred rent and partial paydown of a mezzanine loan.
●	Year-over-year funds available for distribution (“FAD”) decreased 3.1%.
●	FAD, excluding non-recurring items in both periods, was flat.

FFO and FAD are used by our company as a supplemental measure of operating performance. FFO excluding non-recurring items and FAD excluding non-recurring items allows management to compare our company’s operating performance against other REITs and across time periods on a consistent basis.

For more information about FFO excluding non-recurring items, FAD excluding non-recurring items, debt to enterprise value, and annualized adjusted EBITDAre, refer to the non-GAAP reconciliation in Appendix A to this proxy statement.

Further, performance data provided by our independent compensation consultant both at the start of 2020 and in early 2021 showed that our financial operating performance exceeded our peers for return on invested capital, return on assets and return on equity, which all were in the top quartile of our peer group.

2020 Portfolio Management

●	Anthem Memory Care (“Anthem”), which encountered lease-up challenges in 2017, paid $2.4 million more rent during 2020 than in 2019, for a total of $9.9 million.

●	Senior Care Centers, LLC (“Senior Care”) and certain of its affiliates and subsidiaries (collectively, “Senior Care Debtors”), filed for Chapter 11 bankruptcy protection in December 2018 as a result of operational challenges and unsustainable financial obligations. During 2019, Senior Care affirmed our master lease and in March 2020 emerged from bankruptcy. Concurrently with their emergence from bankruptcy, in accordance with the order confirming Senior Care Debtors’ plan of reorganization, Abri Health Services, LLC (“Abri”) was formed as the parent company of reorganized Senior Care Debtors and became co-tenant and co-obligor with reorganized Senior Care under our master lease. In March 2021, Senior Care and Abri (collectively, “Senior Care Tenant”) failed to pay rent and additional charges owed under the master lease. Accordingly, we sent Senior Care Tenant a notice of default for non-payment of these obligations, drew on Senior Care Tenant’s letters of credit held as security under our master lease and applied the proceeds from the draws to the Senior Care Tenant’s obligations under the master lease and our damages. When Senior Care Debtors filed for bankruptcy in December 2018, we worked diligently to identify a replacement operator. Anticipating that the opportunity to transition the portfolio might occur, we began negotiating a new master lease with a different Texas-based operator familiar with these assets. As a result of Senior Care Tenant’s default and press release stating that they no longer wish to operate this portfolio, we are working to transition the portfolio to HMG Healthcare, LLC with a goal to complete the transition by the end of the second quarter of 2021.

●	Preferred Care, Inc. (“Preferred Care”) and affiliated entities filed for Chapter 11 bankruptcy in 2017 as a result of a multi-million-dollar judgment in a lawsuit in Kentucky against Preferred Care and certain affiliated entities. The Preferred Care entities that held the licenses to operate the properties and subleased our 24 properties under two master leases, did not file for bankruptcy. Under the bankruptcy proceedings, Preferred Care did not affirm our master leases and failed to pay full rent in the third quarter of 2019. During the fourth quarter of 2019, we entered into multiple contracts to sell a majority of the properties. We sold two properties during the fourth quarter of 2019 and 21 properties in the first quarter of 2020. We received $78.2 million in combined net proceeds from the sales, resulting in a total gain on sale of $43.4 million. In the first quarter of 2020, the remaining property in the portfolio was closed and included in a master lease with an existing operator. The operator is marketing the property for sale. As a result of these transactions, Preferred Care no longer operates any of our properties effective March 31, 2020.

●	An affiliate of Senior Lifestyle Corporation (“Senior Lifestyle”) was provided deferred rent in April 2020 which has since been fully repaid. However, they failed to pay full rent during the second quarter of 2020. Accordingly, we wrote-off a total $17.7 million of straight-line rent receivable and lease incentives related to this master lease during the second quarter of 2020. From April through December 2020, we received $9.2 million of Senior Lifestyle’s $13.8 million contractual rent due. During the fourth quarter of 2020, we applied their letter of credit and deposits totaling $3.7 million to accrued 2020 second quarter rent receivable of $2.5 million and notes receivable of $0.1 million, and the remaining $1.1 million to third and fourth quarter rent. At December 31, 2020, Senior Lifestyle’s unaccrued delinquent rent balance was $1.0 million. Also, during the fourth quarter of 2020, we recorded an impairment charge of $3.0 million related to a memory care community that was operated by Senior Lifestyle. During the first quarter of 2021, we transitioned 11 assisted living communities previously leased to Senior Lifestyle to two operators. These communities are located in Illinois, Ohio and Wisconsin. Total cash rent expected under these master lease agreements is $5.2 million for the first lease year, $7.1 million for the second lease year and $7.3 million for the third lease year, escalating 2% annually thereafter. We are currently evaluating our options for the remaining 12 assisted communities operated by Senior Lifestyle, which may include re-leasing or selling some or all of the properties.

2020 Compensation Highlights

We seek to closely align the interests of our executive officers with those of our stockholders. We have structured our executive compensation program to support this alignment, with relatively modest base salaries and a greater proportion of total compensation delivered through annual bonus, long-term equity incentive opportunities and equity participation. Our long-term equity incentive awards consist of contingent performance-based market stock units (“MSUs”) and restricted common stock awards (“RSAs”).

Highlights of our executive compensation program for 2020, which was established prior to the COVID-19 pandemic and was not changed during the year, are as follows:

●	The CEO’s salary in 2020 was increased to $775,000, which remained below the median of our peer group. Actual cash bonus incentive for 2020 was 15% lower than for 2019 (~83% target opportunity), despite the higher salary and target bonus opportunity, as the COVID-19 pandemic harmed financial performance against goals that were set prior to the pandemic and that were not changed during the year. The CEO’s 2020 equity grant value was increased by approximately 6% but remained slightly below the median. Further, equity value remained 50% contingent on positive four-year shareholder return. This resulted in total 2020 compensation, as reported in the Summary Compensation table of this proxy statement, that was approximately the same as 2019 (1% higher) and was slightly below the median of our peer group data when CEO compensation was set. The CEO’s equity award during 2020 was set prior to the outbreak of the COVID-19 pandemic and continued the practice of making approximately half of the value contingent on a 21.6% four-year total shareholder return (“TSR”) goal (it was not changed despite the pandemic).

●	Total compensation excluding bonuses in 2020 was set to be flat in 2020 compared to 2019 for Ms. Shelley-Kessler and Mr. Malin to reflect the fact that they are both already paid consistent with their veteran industry leadership. Actual bonuses for both Ms. Shelley-Kessler and Mr. Malin were lower in 2020 as a result of bonus funding that was below-target following actual performance that fell short of pre-COVID goals. Both Ms. Shelley-Kessler and Mr. Malin were promoted to Co-President roles during 2020 and there was no change to their compensation, consistent with the principle of acting as industry leaders during COVID, which adversely impacted the operations of our tenants.
●	2020 cash bonuses were below-target at 83%, reflecting performance against goals that were set prior to the pandemic.
●	2020 diluted FAD excluding non-recurring items of $2.97 was slightly higher than 2019’s FAD excluding non-recurring items of $2.95, which was viewed as relatively good performance in light of the pandemic and allowed us to continue paying dividends to our shareholders. However, the $2.97 FAD was below the $3.01 FAD goal in the 2020 bonus plan and the award funding that resulted was 83% of target after recognizing that we fell short of the threshold for our new investment goal.
●	Equity awards during 2020 had grant date fair value as reported in the Summary Compensation Table that was approximately 50% contingent on our four-year TSR, with a requirement that TSR is 21.6% over four years to earn at least target (with the opportunity to earn awards after only three years if TSR is at least 15.8%, which is the same compound annual growth rate).
●	Approximately 50% of the long-term equity incentive awards granted to our executive officers in 2020 was performance contingent and this remained the case in 2021.
●	The named executive officers were not provided any salary increase or increase to target bonus or equity awards in 2021 to recognize that the seniors housing industry may require some additional time to recover. Our CEO’s salary and equity compensation remain slightly below the median of our peer group in 2021, which compensation decisions will be more fully disclosed in the 2022 proxy statement. The flat compensation for Ms. Shelley-Kessler and for Mr. Malin was despite their promotion to Co-President during 2020.

2020 “Say-On-Pay” Vote

At LTC’s 2020 Annual Meeting of Stockholders, approximately 95% of the votes cast in the advisory “say-on-pay” vote were for approval of named executive officer compensation. The Board and Compensation Committee have considered the results of the 2020 “say-on-pay” vote and believe that it indicates that stockholders are supportive of the executive compensation program, which has been generally continued with the same structure and value in 2021. The Board and Compensation Committee will continue to consider “say-on-pay” votes in formulating future executive compensation policies and decisions.

Corporate Governance Highlights

We seek to maintain good governance standards, including with respect to the oversight of our compensation policies and practices. Highlights of the policies and practices in effect during 2020, as described in more detail elsewhere in this proxy statement, are as follows:

●	We maintain a separate “lead independent director” role in our leadership structure for the Board;
●	Each committee of the Board is comprised solely of independent directors;
●	Our employees and directors are prohibited from hedging or pledging our common stock;
●	Executive compensation is subject to clawback in the event of an accounting restatement; and
●	We have stock ownership guidelines for our executives and independent directors.

Executive Compensation Program Philosophy and Objectives

We endeavor to ensure that the compensation programs for our executives are effective at attracting and retaining the key executives responsible for our success and are administered to support the long-term interests of our company and our stockholders. Through the oversight of the Compensation Committee, we seek to align total compensation for executive management with our overall performance as well as the individual performance and role of each executive.

Our executive compensation program may be summarized as follows:

●	An executive’s salary, bonuses, incentive compensation and other benefit programs should reflect their role, our company’s performance, and the executive’s individual performance and effort; and
●	Compensation should provide a financial interest in our company that parallels the financial interests of our stockholders.

We encourage you to read this Executive Compensation Discussion and Analysis (“CD&A”) for further details about our executive compensation program, including information about the 2020 compensation of the named executive officers.

Executive Compensation Program Elements

We seek to achieve our compensation program objectives through the following key compensation elements: base salary, annual bonus opportunity, long-term equity incentive opportunity and severance upon termination of employment under certain conditions or change in control of our company. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives as follows:

Base salary—attract, motivate, and retain qualified key executives. We believe the base salary should reflect job responsibilities, value to our company, individual performance/expertise and competitiveness of the market for the executive’s services/salary norms for persons in comparable positions at comparable companies. We believe that it is important to provide executives with predictable benefit amounts that reward the executive’s continued service. Salaries are set in the first quarter of the year, with reference to both market data and prior year performance.

Annual bonuses—reward company performance and individual performance and effort. We believe the annual bonus should be linked to individual performance and to our company’s performance as a whole, and where practicable, should be related to variables under our management’s control. The target bonus is set in the first quarter of the year, and actual bonus is scored at the end of the year, after performance is known.

Long-term equity incentives—align executives’ financial interests with those of our stockholders. We believe that long-term compensation should motivate and reward the creation and preservation of long-term stockholder value through both price increases and dividends. Long-term equity incentives typically vest over multiple years to reward performance over one or more years or based on achieving certain performance targets.

Severance—attract, motivate and retain qualified key executives. We believe that providing our executives with severance and other benefits upon termination of employment or change in control is consistent with the severance protections offered by similar companies and is an integral part of total executive compensation. The rationale for providing severance if there is no change in control is to ensure smooth officer transitions with a release from claims against our company. The rationale for providing severance for termination following a change in control is to neutralize an executive’s interest in ongoing personal employment in the event that the Board determines it is in our stockholders’ best interest to sell our company.

Other Elements of Compensation

In addition to the primary elements of executive compensation program described above, the executives are eligible to participate in employee benefits and group insurance generally available to employees.

401(k) Savings Plan

We have a 401(k) Savings Plan which is a defined contribution plan covering all of our employees. Each year, participants may contribute up to 15% of pre-tax annual compensation. In 2020, the contributions may not exceed $19,500, or $26,000 if the employee is 50 years or older. We match up to 3% of salaries for our vice presidents and contribute 3% of the individual’s salary for staff that open an account. We will not match contributions for our executive officers at the senior vice president level and higher.

Benefits

With limited exceptions, the Compensation Committee’s policy is to provide benefits to executive officers that are substantially the same as those offered to other officers of our company at or above the level of vice president. Except for the health insurance benefits described in “Severance and Other Benefits Upon Termination of Employment or Change in Control” and the supplemental medical insurance described below, the employee benefits programs in which our executive officers participate (which provide benefits such as medical, dental and vision benefits coverage, life insurance protection, and 401(k) savings plan) are generally the same programs offered to all of our full-time employees. Our officers at the level of vice president and above are eligible to participate in a supplemental medical insurance program which reimburses participants up to a maximum of $10,000 per year for eligible out-of-pocket medical expenses such as primary insurance co-payments, deductibles, and certain elective medical procedures not covered by the employee’s primary insurance policy.

Dividends

Our named executive officers receive dividends on unvested restricted common stock awards, and accumulate dividend equivalents that are paid in cash upon vesting of performance-based market stock unit awards. Dividends for 2020 paid on unvested restricted common stock are disclosed under All Other Compensation in 2020 portion of the Summary Compensation Table, and dividend equivalents are included in the grant date fair value of the MSUs.

Compensation Governance Policies and Guidelines

Prohibition on Pledging and Hedging Stock

Pursuant to our company’s Insider Trading Policy, we prohibit employees and directors from pledging or hedging their shares in our company’s stock. These robust prohibitions, which cover a full range of transactions, (i) include purchasing financial instruments or otherwise engaging in transactions that are designed to or have the effect of hedging the economic risk of ownership in our company’s stock, and (ii) are not subject to any pre-clearance or pre-approval exceptions. All of our executive officers and directors were in compliance throughout 2020 with these anti-pledging and anti-hedging provisions.

Clawback Policy

The Board has adopted a Clawback Policy that grants the Board the discretion to recoup from executive officers all cash bonuses paid that would not have been paid if performance had been measured in accordance with restated financials, for the periods covering any of the three fiscal years preceding a restatement (other than to comply with changes in applicable accounting principles). The Board is responsible for the interpretation and enforcement of this Clawback Policy.

Each of the senior executive employment agreements for Ms. Simpson, Ms. Shelley-Kessler and Mr. Malin contains a clawback provision. In particular, the employment agreements provide the Board of the Directors with the contractual ability to clawback a cash or share grant bonus in the event of a restatement of our financial results if:

●	the restatement is attributable to misconduct or wrongdoing by the executive;
●	the bonus was issued within three years preceding the restatement;
●	the bonus was calculated and awarded pursuant to a specific financial formula; and
●	the bonus would have been diminished based on the restated financial results.

Stock Ownership Guidelines

We encourage our executives to hold our company’s stock on a long-term basis. The following table reflects our company’s stock ownership guidelines for our executives and independent directors:

Chief Executive Officer	Six times base salary
President / Co-Presidents	Four times base salary
Executive Vice Presidents	Three times base salary
Independent Directors	Five times annual Board cash retainer

Our company’s stock ownership guidelines recommend that the Chief Executive Officer, President/Co-Presidents and Executive Vice Presidents achieve the targeted level of ownership within three years from the date of hire, promotion or appointment. The stock ownership guidelines recommend that the independent directors achieve the targeted level of ownership within five years from date of election. If an independent director is prohibited from personally holding our shares by the independent director’s employer’s internal policies, then the stock ownership guideline for the independent director will be deemed satisfied. All of our executive officers and independent directors currently hold at least the full amount of the guideline or are deemed to have satisfied the stock ownership guideline. The Nominating and Corporate Governance Committee receives a quarterly report on executive and independent director LTC stock ownership.

Deductibility of Compensation under the Tax Codes

Section 162(m) of the Internal Revenue Code denies deduction for federal income tax purposes for certain compensation in excess of $1,000,000 paid to certain executive officers. Certain awards granted before November 2, 2017, and amounts payable pursuant to certain written binding contracts that were in effect on November 2, 2017, may qualify for an exception to the $1,000,000 million deductibility limit. The Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. Interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments.

Tax Withholding

We permit our employees and directors to elect to withhold shares of stock to satisfy their tax withholding requirements upon the vesting of restricted stock and performance-based market stock units.

Compensation Committee

The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee considers whether compensation decisions create incentives to take risks that could materially harm our company but does not believe that such incentives exist.

The Compensation Committee is also responsible for the administration of our equity compensation plans. Under the 2015 Equity Participation Plan of LTC Properties, Inc. (“2015 Equity Participation Plan” or “2015 Plan”), 1,400,000 shares of common stock have been reserved for awards, including nonqualified stock options grants and equity grants to officers, employees, non-employee directors and consultants. The Compensation Committee is authorized to determine the options and equity awards to be granted under equity compensation plans and the terms and provisions of such options and equity awards. The Compensation Committee determines the base salary, annual bonus and long-term equity incentives of our Chief Executive Officer. Ms. Simpson, our Chief Executive Officer, recommends to the Compensation Committee the base salary, annual bonus and long-term compensation levels for all of our other officers. None of the other senior executives had any role in determining or recommending the form or amount of the compensation of the other senior executives.

Competitive Considerations

In determining the level and composition of compensation for our executive officers, the Compensation Committee considers various corporate performance measures, both in absolute terms and in relation to similar companies, and individual performance measures. The Compensation Committee establishes specific quantitative measurements and targets based upon our company’s FAD and new investments to determine the annual bonus awards for our senior executives as described under “Annual Cash Bonus Incentive Plan” below. The Compensation Committee also may evaluate the following factors in establishing executive compensation: (a) comparative compensation surveys and other material concerning compensation levels and stock grants at similar companies; (b) our historical compensation levels and stock awards; (c) overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent; (d) financial performance of other real estate investment trusts relative to market condition; and (e) from time to time, the Compensation Committee may seek the advice of an independent compensation consultant in assessing its overall compensation philosophy. The Compensation Committee assigns no specific weight to any of the factors described above in establishing executive compensation.

While the Compensation Committee may review competitive market data for context, compensation levels are not set by reference to any percentile or benchmark within any peer group of companies or otherwise. Our goal is to provide each executive with a current compensation package that is at market based upon the Compensation Committee’s perception of comparable executives at comparable companies, including real estate investment trusts.

The target total direct compensation provided to our CEO in 2020, was set near the median of data available in our peer group of compensation reference companies at the time the compensation decisions were made and actual total compensation was slightly below the median as a result of falling short of the bonus goals. The Compensation Committee believes that this target position, combined with the performance-based nature of the bonus plan, and the fact that 50% of the equity grant value provided to the named executive officers is contingent on higher TSR performance, reflects a disciplined, reasonable, and performance-driven program that is aligned with our stockholders’ short- and long-term interests. The Committee notes that there was no increase to the CEO’s salary, target bonus, or equity award value in 2021 to recognize the effect of the pandemic on the senior housing industry.

Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for our executive officers.

Since September 2015, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“Cook”) as an independent compensation consultant to evaluate new programs and compensation methodologies. Cook has conducted a comprehensive review of our company’s executive compensation programs and provided a report of its review to the Compensation Committee as described under “Executive Compensation Review” below. The Compensation Committee references the Cook report in making executive compensation decisions.

After review and consultation with Cook, the Compensation Committee determined that Cook is and was an independent advisor and there is and was no conflict of interest resulting from retaining Cook in 2020.

Executive Compensation Review

As described above, Cook was engaged by the Compensation Committee to conduct a comprehensive review of our executive compensation programs. The Cook review included:

●	assisting with the development of a peer group for compensation comparisons; consisting of publicly-traded real estate investment trusts (“REITs”) with total assets, enterprise value, and funds from operations (“FFO”) generally similar to our company, and with a broad focus on healthcare REITs or REITs that have a triple-net business orientation and/or tenants that are commercial businesses;
●	conducting a review of the competitiveness of current compensation levels, programs and arrangements provided to our executives, including the named executive officers; and
●	conducting a competitive assessment of our non-employee director compensation program.

The late-2019 Cook peer group used for 2020 compensation decisions included the following seventeen REITs:

●	American Assets Trust, Inc.
●	CareTrust
●	Cedar Realty Trust, Inc.
●	EastGroup Properties, Inc.
●	Healthcare Realty Trust Incorporated
●	Healthcare Trust of America, Inc.
●	Hersha Hospitality Trust
●	Medical Properties Trust Inc.
●	National Health Investors Inc.
●	Omega Healthcare Investors Inc.
●	Physicians Realty Trust
●	PS Business Parks Inc.
●	Retail Opportunity Investments Corp.
●	Sabra Health Care REIT, Inc.
●	Seritage
●	STAG Industrial, Inc.
●	Terreno Realty Corp.

Cook compared our company’s total direct compensation (base salary, annual and long-term incentives) for each executive position against the market compensation levels for similar executives in the consultant’s respective peer group. The review by Cook provided context that CEO’s 2020 target total direct compensation was near the median of the market data available when 2020 decisions were made. Further, in 2021, CEO total direct compensation was set near the median peer group data available at the start of 2021.

Executive Compensation Practices

Base Salaries

The named executive officers each have an employment agreement granting them the contractual right to receive a fixed base salary as described under “Employment Agreements” on page 41 of this proxy statement.

Base salaries are reviewed and adjusted by the Compensation Committee on an annual basis. The Compensation Committee seeks to ensure that base salaries are established at levels that reflect the responsibilities and duties of our executives and are competitive with amounts paid to executives of other real estate investment trusts, including our peer group companies. In determining an individual executive’s actual base salary, the Compensation Committee also considers other factors, which may include the executive’s past performance, relative importance, future potential, and contributions to our past success.

Based on the recommendations received from the Chief Executive Officer (except with respect to the Chief Executive Officer’s own salary) and taking into account our company’s performance as well as the findings from the Cook report, the Compensation Committee approved the following increases to base salaries for the named executive officers. Base salary increases were effective January 1, 2020. The following table summarizes salary adjustments approved by the Compensation Committee for 2020, which salary levels with no increase are continuing for 2021:

	2020 Base	2019 Base	Year over
Named Executive Officer	Salary	Salary	Year Increase
Wendy L. Simpson	$775,000	$750,000	3.3%
Pamela J. Shelley-Kessler	475,000	460,000	3.3%
Clint B. Malin	475,000	460,000	3.3%

Annual Cash Bonus Incentive Plan

Our Annual Cash Bonus Incentive Plan provides an annual incentive bonus for selected executives whereby each participating executive has a range of incentive opportunity (threshold, target and maximum) defined as a percentage of base salary. Annually, the Compensation Committee will select the participants in the plan and establish its performance goals.

For 2020, Ms. Simpson, Ms. Shelley-Kessler and Mr. Malin had the following range of bonus opportunities:

	Bonus Opportunity as a % of
	Base Salary
Executive	Threshold	Target	Maximum
Wendy L. Simpson	93.8%	125.0%	218.8%
Pamela J. Shelley-Kessler	67.5%	90.0%	157.5%
Clint B. Malin	67.5%	90.0%	157.5%

Bonuses under the 2020 bonus program were earned based 50% on the financial performance of our company and 50% on the Compensation Committee’s subjective evaluation of both individual and our company performance. Financial performance was measured using diluted FAD excluding non-recurring items per share and new investments, with 40% of the bonus plan tied to FAD per share and 10% tied to new investments. The subjective component in 2020 included factors such as individual performance, rental and mortgage interest income collection of 98% (includes the application of Senior Lifestyle’s letter of credit and security deposit), capital structure management, credit ratings, dividend growth and total stockholder return relative to peers. Performance achievement for the subjective component is determined at the discretion of the Compensation Committee. The factors used for qualitatively determining the score for the subjective factors are discussed below.

For purposes of the Annual Cash Bonus Incentive Plan, diluted FAD excluding non-recurring items, including the means of calculating it, is disclosed in our annual earnings release and in Appendix A to this proxy statement. The Board may adjust the diluted FAD excluding non-recurring items component to reflect the pro forma impact of changes to our company’s capital structure, strategic changes and other items, at the Board’s discretion, that were not contemplated at the time of adoption of the performance goals. New investments include acquisitions, loan originations, equity investments and total commitments underwritten for developments, redevelopments, expansions and renovations.

The following table summarizes each metric and its relative weighting, the approved 2020 performance goals at threshold, target and maximum levels, and actual performance achieved. Actual 2020 performance versus the diluted FAD excluding non-recurring items per share target was achieved at 99%, which funded the FAD bonus criteria at 83%. The new investments goal was not achieved and therefore that criteria was not funded. The subjective assessment was scored at 100% of target based on the factors described below and resulted in total bonus equal to 83% of target.

Based on the degree of goal achievement, the bonus formula for the year resulted in a payout of 83% of target for Ms. Simpson, Ms. Shelley-Kessler and Mr. Malin.

						% of
		2020 Performance Goals			Performance	Target
Metric	Weight	Threshold	Target	Maximum	Achieved	Achieved
Diluted FAD excluding Non-recurring Items per share	40%	$2.95	$3.01	$3.07	$2.97	99%
New Investments ($ in millions)	10%	$50	$75	$100	$35	47%
Subjective Performance	50%	Compensation Committee Determination			Target	83%

The Compensation Committee evaluated the subjective performance component for the year considering other real estate investment trusts’ results and the weakness in the overall market during the COVID-19 pandemic. The target bonus allowed under the subjective component was awarded as a result of the following 2020 accomplishments:

●	Collected 98% of our contractual revenue, which includes mortgage interest income, rental income and the application of Senior Lifestyle’s letter of credit and security deposit in 2020. Minimized rent concessions during the COVID-19 pandemic by working with operators to structure rent payments reflective of the current operating environment and historical property level cash flows. Provided $2.1 million in rent deferrals, net of repayment, and abatements during the year to assist operators in recognition of the unprecedented health and business challenges caused by the COVID-19 pandemic;

●	Acquired a 140-bed skilled nursing center in Texas for $13.5;

●	Invested $6.3 million of preferred equity in an entity that will develop and own a 95-unit assisted living and memory care community in Washington;

●	Invested $5.0 million of a $13.0 million preferred equity commitment to develop and own a 267-unit independent and assisted living community in Washington. In the first quarter of 2021, we funded the remaining $8.0 million under this commitment;

●	Funded $2.0 million under an existing mortgage;

●	Funded $16.7 million in development commitments, and $6.9 million in capital improvement projects;

●	Completed the construction of, and our operator opened, a 78-unit seniors housing community in Oregon;

●	Completed the construction of, and our operator opened, a 90-bed skilled nursing center in Missouri;

●	Sold 21 skilled nursing centers for a combined $74.8 million, recognizing a net gain of $44.1 million.

●	Received $17.8 million of liquidation proceeds from the sale of properties in an unconsolidated joint venture, and recorded a loss of $0.8 million;

●	On March 12, 2020, the Board authorized the repurchase of up to 5 million outstanding shares of LTC common stock, and we purchased 615,827 shares at an average price of $29.25 per share, including commissions, for a total purchase price of $18.0 million; however, due to the rising level of uncertainty in the financial markets and the adverse effects of COVID-19 on public health and our operators, the Board terminated the stock repurchase plan on March 25, 2020; and

●	In March 2020, due to governmental COVID-19 lock-down mandates, we transitioned our corporate office personnel to working remotely from their homes. We did not experience any delays or deterioration in our internal business, the support we provide to our operators or reporting to our shareholders and other interested parties.

●	Maintained our investment grade rating from the National Association of Insurance Commissioners (NAIC).

Based on the performance achieved, the Compensation Committee approved the following payouts under the Annual Cash Bonus Incentive Plan, which were 15% lower in 2020 than the bonus award earned for 2019:

	Wendy L.	Pamela J. Shelley-	Clint B.
Metric	Simpson	Kessler	Malin
Diluted FAD excluding Non-recurring Items per share	$322,917	$142,500	$142,500
New Investments	—	—	—
Subjective Performance	484,375	213,750	213,750
Total Bonus Earned	$807,292	$356,250	$356,250

Long-Term Equity Incentives

Long-term incentives are granted to align the executives’ financial interests with those of our stockholders and are in the form of RSAs, MSUs and stock options. Awards are made on an individual basis and are not granted at any pre-determined time during the year, though 2020 awards to the named executive officers were granted in mid-February 2020.

RSAs typically vest ratably over a three-period and are generally subject to the individual executive officer’s continued employment. The MSU awards are earned over a four-year performance period, subject to the ability to accelerate earnout if three-year performance is high enough, with the number of shares earned dependent on our total stockholder return (“TSR”) over the applicable performance period. The level of long-term incentive compensation is determined by the Compensation Committee based on an evaluation of competitive factors in conjunction with total compensation provided to each individual executive officer. The relevant weight given to each of these factors varies from individual to individual. We do not have an exact formula for allocating between cash and non-cash compensation, nor do we have a policy for allocating between long-term and currently paid out compensation.

The grant date of an equity award is typically the date the Compensation Committee approves the equity award. The grant date may also be a future date from the date of approval as specified by the Board resolution. In no instances has the grant date been retroactive or prior to the date the Compensation Committee approved the equity award. For long-term incentive awards in the form of stock options, the exercise price is the closing price of our company’s stock as reported by the NYSE on the grant date. The Compensation Committee has not and does not time the granting of equity awards with any favorable or unfavorable news released by us.

Under the 2015 Equity Participation Plan, awards that may be granted include stock options (incentive or non-qualified), stock appreciation rights, RSAs, MSUs, and dividend equivalents. The 2015 Plan is administered by the Compensation Committee which sets the terms and provisions of the awards granted under the plan. Incentive stock options, stock appreciation rights, RSAs, MSUs, and dividend equivalents may only be awarded to officers and other full-time employees to promote our long-term performance and specifically, to retain and motivate management to achieve a sustained increase in stockholder value. Non-qualified stock options, stock appreciation rights, RSAs, MSUs, and dividend equivalents may be awarded to non-employee directors, officers, employees, consultants and other key persons who provide services to us.

In 2020, the Compensation Committee used RSAs and the performance-contingent equity in the form of MSUs as the key form of long-term equity incentive awards provided to our executive officers. The design of the MSU awards granted in 2020 was effectively identical to the MSU design used in 2019 and 2018. The Compensation Committee approved equity awards to the Chief Executive Officer and the Chief Executive Officer recommended and the Compensation Committee approved equity awards to Ms. Shelley-Kessler and Mr. Malin for their service in 2020. In approving the equity awards, the Compensation Committee took into consideration the executive’s historical performance, leadership, and contributions, total ownership levels and the value of equity delivered historically, the market positioning of the executives’ pay and our company’s desire to retain the executives by providing a meaningful long-term incentive award to each executive which is aligned with stockholder interests.

On February 18, 2020, the Compensation Committee granted the following RSAs which vest ratably over a three-year period from the grant date and with the same grant value repeated again in 2021:

	RSA	Number
	Grant	of RSA
Named Executive Officer	Value	Grant
Wendy L. Simpson	$1,250,000	25,536
Pamela J. Shelley-Kessler	610,000	12,462
Clint B. Malin	610,000	12,462

For MSU awards, the Compensation Committee approved specific grant values to be awarded to the named executive officers and the number of shares was determined by dividing the target grant value by the fair value per share on the date of grant calculated using the Monte Carlo model. The following table sets forth the grant values of target MSUs granted on February 18, 2020, which grant values were kept flat once again in 2021:

		Target
	MSU	Number
	Award	of MSU
Named Executive Officer	Value	Award
Wendy L. Simpson	$1,250,000	25,010
Pamela J. Shelley-Kessler	610,000	12,205
Clint B. Malin	610,000	12,205

MSUs granted in 2020 are substantially similar to MSUs granted annually since 2016 and can be earned between 0% and 200% target based on LTC’s cumulative TSR performance through February 28, 2024 (4-year performance period) and there is an opportunity to earn MSU shares early if TSR through February 28, 2023 (3-year performance period) is at least 3%. The four-year performance period may be accelerated to three years if three-year TSR performance is high enough to fund the maximum MSU earnout after three years. Dividends for outstanding MSUs are accrued in the form of cash during the restriction period and are distributed if and when the underlying shares are earned (dividends accrued on unearned/forfeited MSU shares are forfeited).

We calculate cumulative TSR as the increase in our stock price over the performance period, starting on the date of the award assuming dividend reinvestment and measured using the trailing twenty (20) trading-day average price of our common stock immediately prior to the end of the performance period, divided by our stock price on the date of the award. The 20 trading-day period is used to minimize the impact of volatility and point-to-point variation. The Compensation Committee selected the TSR performance metric to reward management for increasing TSR for stockholders.

Under the 2020 MSU design, payouts range from 0% to 200% of target, based on the schedule below:

	Cumulative	Accelerated	Payout %
	4-year	Cumulative	of Target
Growth Requirements	TSR	3-year TSR	Share Granted
Below Threshold	Less than 4.1%	Less than 3.0%	—
Threshold	4.1%	3.0%	50.0%
Target	21.6%	15.8%	100.0%
Maximum	46.4%	33.1%	200.0%

MSUs previously awarded in 2017 to the named executive officers vested in 2020 pursuant to the formulaic provision for accelerated payout. The 2017 MSU design provided the same payout schedule reflected in the schedule above for the 2020 MSU design. Based upon a cumulative TSR of 22.25% during the accelerated performance period, the 2017 MSUs vested at 136.65% in accordance with the formula’s design and without any discretionary adjustment by the Committee. Also, the named executive officers received $7.03 per share of accumulative dividends in cash on each 2017 MSU vested. The following table sets forth the 2017 awards and 2020 payout of MSUs based upon the accelerated cumulative TSR:

	Target
	Number	Number
	of MSU	of MSU
	Awarded	Vested
Named Executive Officer	in 2017	in 2020
Wendy L. Simpson	20,915	28,581
Pamela J. Shelley-Kessler	11,477	15,684
Clint B. Malin	11,477	15,684

Additionally, MSUs previously awarded in 2016 to the named executive officers vested in 2020. The 2016 MSU design provided the same payout schedule reflected in the schedule above for the 2020 MSU design. However, the 2016 MSU design, which was the initial year the Compensation Committee adopted a compensation program with performance-based market stock units, had a shorter 3.74-year performance period due to the timing of the initial program’s adoption which was a little later in the fiscal year. Based upon a cumulative TSR of 23.01% during the performance period, the 2016 MSUs vested at 16.87% which represents the current performance period payout of 113.85% less the 96.98% accelerated payout provision in 2019. The 2016 MSU vested in accordance with the formula’s design and without any discretionary adjustment by the Committee. Also, the named executive officers received $8.51 per share of accumulative dividends in cash on each 2016 MSU vested in 2020. The following table sets forth the 2016 awards and the 2019 and 2020 payout of MSUs based upon the accelerated cumulative TSR.

	Target
	Number	Number	Number
	of MSU	of MSU	of MSU
	Awarded	Vested	Vested
Named Executive Officer	in 2016	in 2019	in 2020
Wendy L. Simpson	19,808	19,209	3,342
Pamela J. Shelley-Kessler	10,425	10,110	1,759
Clint B. Malin	10,425	10,110	1,759

Severance and Other Benefits Upon Termination of Employment or Change in Control

The employment agreements with certain executive officers of our company provide severance and other benefits upon termination of employment or a change in control of our company. We believe that we need to provide key executives with severance protections that are competitive with those offered by companies similar to ours. The severance protections we have provided the named executive officers are consistent with our compensation objective to attract, motivate and retain qualified key executives.

We believe that severance should be payable to key executives if their employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason. The amount of severance we have agreed to pay and other severance benefits we extend to our executive officers upon such an occurrence is intended to help compensate them during a period of expected unemployment in the event of a termination without cause.

We also believe that severance should be payable to our key executives in connection with a change in control transaction. A change in control creates uncertainty regarding the continued employment of the executives. We provide severance in the event of a change in control to make our key executives indifferent about their own job security if the Board determines that it is in the best interests of stockholders to sell our company. The amount of cash severance we have agreed to pay and other severance benefits we extend to our executive officers upon such an occurrence is intended to encourage the executives to remain employed by us during an important time when their prospects for continued employment following the change in control transaction are often uncertain. Our current practice for change in control severance follows a “double-trigger” approach. Ms. Simpson’s, Ms. Shelley-Kessler’s, and Mr. Malin’s employment agreements contain double-trigger change in control provisions. Under a double-trigger approach, a severance payment obligation arises only if a change in control occurs and the executive’s employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, within a 24-month period after the change in control.

Additionally, upon the circumstances described above regarding termination of employment or change in control, we have agreed to provide health insurance benefits to each named executive officer for a period of 18 months. None of the employment agreements with our executive officers provide for lifetime benefits. Also, none of the employment agreements with our executive officers provide for “gross-up payments” to offset taxes due for severance or other benefits upon termination of employment or change in control.

Compensation Risk Assessment

We have reviewed our compensation policies and practices to determine whether risks arising from our compensation policies and practices for employees are reasonably likely to have a material adverse effect on our company. The review included assessment of our various compensation programs and consideration of risk mitigating factors. We believe that our compensation policies and practices for employees do not present risks that are reasonably likely to have a material adverse effect on our company. We generally take a conservative approach to managing our business. Although some risk-taking is necessary to manage and grow any business, we believe our compensation policies and practices do not encourage unnecessary or excessive risk-taking and do not promote short-term rewards for management decisions that could pose long-term risks to our company. With particular respect to compensation of our executive officers:

● the Compensation Committee exercises discretion in determining cash bonuses and equity awards to executive officers;

● awards of restricted stock with long-term vesting periods provides executive officers with an incentive to make decisions that contribute to long-term performance of our company;

● our Clawback Policy and provisions in our senior executive employment agreements provide our company with recourse in the event of material non-compliance with any financial reporting requirement that leads to a material or significant restatement; and

● stock ownership guidelines for executive officers further aligns their personal wealth with the long-term performance of our company.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation of the named executive officers for services provided in 2020, 2019 and 2018:

					Non-Equity
			Stock		Incentive Plan		All other
Name and Principal Position	Year	Salary	Awards(1)		Compensation		Compensation(2)	Total
Wendy L. Simpson	2020	$775,000	$2,500,000	(3)(4)	$807,292	(5)	$118,064	$4,200,356
Chairman and Chief	2019	750,000	2,349,995	(3)(4)	947,232	(5)	114,376	4,161,603
Executive Officer	2018	675,000	1,762,059	(3)(4)	875,877	(5)	104,404	3,417,340

Pamela J. Shelley-Kessler	2020	475,000	1,220,000	(3)(4)	356,250	(5)	70,759	2,122,009
Co-President, Chief	2019	460,000	1,220,000	(3)(4)	418,538	(5)	73,303	2,171,841
Financial Officer and	2018	425,000	1,199,999	(3)(4)	397,064	(5)	72,311	2,094,374
Corporate Secretary
Clint B. Malin	2020	475,000	1,220,000	(3)(4)	356,250	(5)	64,169	2,115,419
Co-President and Chief	2019	460,000	1,220,000	(3)(4)	418,538	(5)	67,139	2,165,677
Investment Officer	2018	425,000	1,199,999	(3)(4)	397,064	(5)	66,481	2,088,544
1)

Represents the fair value on the grant date of the stock awards, as required by SEC rules. Under U.S. generally accepted accounting principles, compensation expense with respect to stock awards granted is generally recognized over the vesting periods applicable to the awards. For a discussion of the assumptions and methodologies used to value the stock awards granted refer to Note 10. Equity of Notes to Consolidated Financial Statements included in our company’s 2020 Annual Report on Form 10-K.

2)	Named executive officers received the following other compensation:

	2020			2019			2018
	Supplemental		Total	Supplemental		Total	Supplemental		Total
	Health		Other	Health		Other	Health		Other
Named Executive Officer	Insurance	Dividends(a)	Compensation	Insurance	Dividends(a)	Compensation	Insurance	Dividends(a)	Compensation
Wendy L. Simpson	$5,050	$113,014	$118,064	$6,794	$107,582	$114,376	$2,859	$101,545	$104,404
Pamela J. Shelley-Kessler	10,250	60,509	70,759	10,250	63,053	73,303	9,382	62,929	72,311
Clint B. Malin	3,659	60,509	64,169	4,086	63,053	67,139	3,552	62,929	66,481

a)

Represents the $0.19 per share monthly dividends for 2020, each of which is payable on unvested restricted common stock owned by each named executive officer, but excludes dividend equivalent rights credited to unvested performance-based market stock units, which were previously factored into the grant date fair value for such performance-based market stock units.

3)

Named executive officers were awarded the following performance-based market stock units during 2020, 2019 and 2018 with the number of shares to be earned depending on our TSR over the applicable performance period. These MSUs require a minimum threshold of 4.1% cumulative annual TSR performance, before threshold shares are earned, and they require 21.6% cumulative TSR performance before target shares are earned, each as measured over a 4-year performance period, with opportunity to earn the awards after 3 years if cumulative TSR performance is at least 3.0% at the end of 3 years:

	2020		2019		2018
		Target		Target		Target
	MSU	Number	MSU	Number	MSU	Number
	Award	of MSU	Award	of MSU	Award	of MSU
Named Executive Officer	Value	Award	Value	Award	Value	Award
Wendy L. Simpson	$1,250,000	25,010	$1,175,000	22,657	$915,188	22,181
Pamela J. Shelley-Kessler	610,000	12,205	610,000	11,762	600,000	14,542
Clint B. Malin	610,000	12,205	610,000	11,762	600,000	14,542

4)	Named executive officers received the following restricted common stock awards during 2020, 2019 and 2018 which vest ratably over a three-year period from the grant date:

	2020		2019		2018
	RSA	Number	RSA	Number	RSA	Number
	Grant	of RSA	Grant	of RSA	Grant	of RSA
Named Executive Officer	Value	Grant	Value	Grant	Value	Grant
Wendy L. Simpson	$1,250,000	25,536	$1,174,995	25,247	$846,871	22,181
Pamela J. Shelley-Kessler	610,000	12,462	610,000	13,107	599,999	15,715
Clint B. Malin	610,000	12,462	610,000	13,107	599,999	15,715

5)	Represents amounts earned in cash under the Annual Cash Bonus Incentive Plan for performance in 2020, 2019 and 2018 which were paid in 2021, 2020 and 2019, respectively.

CEO to Median Employee Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The applicable rules allow companies to use various assumptions and methodologies in calculating the pay ratio and, accordingly, our pay ratio may not be comparable with the pay ratios of other companies.

We identified the median employee by examining the 2020 total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for all individuals, excluding our CEO, who were employed by us as of December 31, 2020. We used our payroll records to identify this information. In making this determination, we did not annualize compensation for those employees who did not work for our company for the entire fiscal year. We also did not make any cost-of-living adjustments in identifying the median employee. Our Chief Executive Officer had annual total compensation of $4,200,356 and our median employee had annual total compensation of $183,055. Therefore, we estimate that our CEO’s annual total compensation is 23.0 times that of the median of the annual total compensation of all of our employees, excluding our CEO.

Employment Agreements

Our company has entered into employment agreements with each of the named executive officers. The following table presents information regarding the employment agreements with the named executive officers for the year ended December 31, 2020:

Named Executive Officer	Agreement Date	Agreement Term	Salary
Wendy L. Simpson	11/12/14	3-year evergreen	$775,000
Pamela J. Shelley-Kessler	11/12/14	2-year evergreen	475,000
Clint B. Malin	11/12/14	2-year evergreen	475,000

The employment agreements provide that the base salaries may be increased at the discretion of the Board. Any increase in base salary will automatically amend each executive’s respective employment agreement to provide that thereafter the executive’s annual base salary will not be less than the increased base salary approved by the Board. During the term of his or her employment by us, each officer will devote the time necessary to provide the services reasonably required by the Board and will not, without the express approval of the Board, engage for his or her own account or for the account of any other person or entity, in a business which competes with us.

The employment agreements contain standard provisions regarding bonuses and benefits, as described in the CD&A section of this proxy statement. Additionally, the employment agreements with the named executive officers provide payments for severance upon termination of employment, including in connection with a change in control, as described under “Severance and Other Benefits Upon Termination of Employment or Change in Control” on page 38 of this proxy statement and under “Potential Payments Upon Termination or Change in Control” on page 43 below.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards made in 2020 and as of December 31, 2020 to the named executive officers and is intended to supplement the summary compensation table above:

										All Other
							Estimated Possible			Stock	Grant Date
				Estimated Possible Payouts Under			Payouts Under Equity			Awards:	Fair Value
	Grant		Grant	Non-Equity Incentive Plan Awards			Incentive Plan Awards			Number	of Stock
Named Executive Officer	Date		Type	Threshold	Target	Max	Threshold	Target	Max	of RSAs	Awards
Wendy L. Simpson	2/18/20	(1)	RSA	$—	$—	$—	—	—	—	25,536	$1,250,000
	2/18/20	(2)	MSU	—	—	—	12,505	25,010	50,020	—	1,250,000
	—	(3)	—	726,563	968,750	1,695,313	—	—	—	—	—
Pamela J. Shelley-Kessler	2/18/20	(1)	RSA	—	—	—	—	—		12,462	610,000
	2/18/20	(2)	MSU	—	—	—	6,103	12,205	24,410	—	610,000
	—	(3)	—	320,625	427,500	748,125	—	—	—	—	—
Clint B. Malin	2/18/20	(1)	RSA	—	—	—	—	—	—	12,462	610,000
	2/18/20	(2)	MSU	—	—	—	6,103	12,205	24,410	—	610,000
	—	(3)	—	320,625	427,500	748,125	—	—	—	—	—

(1)	Restricted stock awards were granted under the 2015 Equity Participation Plan and vest ratably over a three-year period from the grant date.
(2)

Performance-based market stock unit awards were granted under our 2015 Equity Participation Plan, to be earned based on our absolute TSR performance over a 4-year period starting on the grant date (with an opportunity for an early payout after 3 years). Threshold amounts shown are 50% of the MSUs granted, target amounts are 100% of the MSUs granted, and maximum amounts are 200% of the MSUs granted. No MSUs are earned for performance below threshold.

(3)

The amounts shown represents bonus opportunities for 2020 performance under the Annual Cash Bonus Incentive Plan as approved by the Compensation Committee on February 18, 2020. The actual amount awarded was based on the achievement of certain performance measures as described under “Annual Cash Bonus Incentive Plan” on page 34 of this proxy statement. The awards earned for such performance in 2020 were granted on February 11, 2021 as shown in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table on page 39.

Outstanding Equity Awards at Year-End

The following table presents information regarding the outstanding equity awards held by the named executive officers as of December 31, 2020:

	Option awards				Stock awards
								Equity		Equity
								Incentive		Incentive
								Plan awards:		Plan awards:
	Number of	Number of			Number of		Market value	Number of		Market value
	securities	securities			shares or		of shares	shares or		of shares
	underlying	underlying			units of		or units of	units of		or units of
	unexercised	unexercised	Option	Option	stock that		stock that	stock that		stock that
	options	options	exercise	expiration	have not		have not	have not		have not
Named Executive Officer	exercisable	unexercisable	price	date	vested		vested(1)	vested		vested(1)
Wendy L. Simpson	—	—	$—	—	49,762	(2)	$1,936,239	76,472	(4)	$2,975,526
Pamela J. Shelley-Kessler	—	—	—	—	26,439	(3)	1,028,741	42,144	(4)	1,639,823
Clint B. Malin	—	—	—	—	26,439	(3)	1,028,741	42,144	(4)	1,639,823
(1)	The market value is the number of shares that have not vested multiplied by the closing market price of our common stock as reported by the NYSE on December 31, 2020.
(2)	Represents number of outstanding unvested RSAs which vests as follows: 7,394 on February 16, 2021; 8,416 on February 19, 2021 and 2022 and 8,512 on February 18, 2021, 2022 and 2023.
(3)	Represents number of outstanding unvested RSAs which vests as follows: 5,239 on February 16, 2021; 4,369 on February 19, 2021 and 2022 and 4,154 on February 18, 2021, 2022 and 2023.
(4)

Represents MSUs that are eligible for vesting following the end of a four-year performance period, subject to acceleration, depending on TSR over the applicable performance period. The amounts listed are at 100% of the target MSU granted, representing the MSUs that would be earned with target performance. However, our TSR performance over the interim performance period from award date, through December 31, 2020, would be 0%, 128%, 0% and 0% of target for the 2017, 2018, 2019 and 2020 awards, respectively.

Option Exercises and Stock Vested

The following table shows the number and value of stock options exercised and the number of shares and value of restricted common stock and MSUs that vested related to each of the named executive officers for the year ended December 31, 2020:

	Option awards		Stock awards
	Number of		Number of
	shares	Value	shares	Value
	acquired	realized	acquired	realized
Named Executive Officer	on exercise	on exercise	on vesting	on vesting(1)
Wendy L. Simpson	—	$—	55,126	$2,564,503
Pamela J. Shelley-Kessler	—	—	31,108	1,449,673
Clint B. Malin	—	—	31,108	1,449,673
(1)

The value realized is the number of shares that vested multiplied by the closing market price of our common stock as reported by the NYSE on the vesting date for restricted common stock and measurement date for MSUs. This differs from the compensation expense in the summary compensation table above which is determined using the fair value on the grant date of the stock award.

Potential Payments Upon Termination or Change In Control

As described under “Severance and Other Benefits Upon Termination of Employment or Change in Control” on page 38 of this proxy statement, we have provided the named executive officers with employment agreements that provide certain severance and other benefits depending on the circumstances surrounding their termination of employment with us, including upon a change in control of our company. In addition to the benefits referenced below, upon termination of employment with us, the executive is generally entitled to amounts or benefits earned or accrued during the term of employment, including earned but unpaid salary.

Severance and Other Benefits Upon Termination of Employment

If a named executive officer’s employment is terminated, except for a termination for cause or a voluntary resignation without a good reason, we have agreed to pay the named executive officer a lump sum severance equal to the following:

Wendy L. Simpson	Four times base salary
Pamela J. Shelley-Kessler	Three times base salary
Clint B. Malin	Three times base salary

Upon such a termination of employment, we also have agreed to continue health insurance benefits at our expense up to an 18-month period for the named executive officer. Further, all stock options and restricted common stock automatically vest for the named executive officer and all performance-based market stock units vest at the conclusion of the performance period based on a prorated basis and the truncated service period ending at the termination.

Additionally, the provisions of the Annual Cash Bonus Incentive Plan, in which each of the named executive officers participate, provide that the participant is eligible to receive a pro-rated award if her or his employment terminates, except for a termination for cause or a voluntary resignation without a good reason.

The following table lists the estimated amounts each of the named executive officers would have received under their respective employment agreements if their employment with us terminated and their severance and benefits became payable on December 31, 2020:

	Cash	Maximum	Health Benefits	Equity
Name	Severance(1)	Bonus(2)	Continuation(3)	Acceleration(4)
Wendy L. Simpson(5)	$3,100,000	$1,695,313	$27,700	$2,725,723
Pamela J. Shelley-Kessler(5)	1,425,000	748,125	52,600	1,546,322
Clint B. Malin(5)	1,425,000	748,125	27,300	1,546,322
(1)	Represents base salaries and termination provisions in effect at December 31, 2020.
(2)

Represents the maximum payable to participants in the Annual Cash Bonus Incentive Plan for 2020. The actual amount for 2020 performance was less, as shown in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table above.

(3)

Assumes the value of benefits for an 18-month period required by the named executive officer’s employment agreement is at the same monthly amount paid for her or his medical, dental and vision insurance in 2020.

(4)

For unvested restricted common stock, this amount represents the closing market price as reported by the NYSE on December 31, 2020. For unvested performance-based market stock units, this amount is based on interim TSR performance measured as of December 31, 2020, the prorated service term from the grant date to December 31, 2020, and the closing market price as reported by the NYSE on December 31, 2020.

(5)

The employment agreements for each of the named executive officers contain “cut back” provisions to reduce severance benefits if an excise tax otherwise would be due and payable by them. We have assumed that no severance benefits would be cut back under the named executive officer’s employment agreement. The actual severance benefits payable to the named executive officers may be less than the amounts shown above as a result of the application of the cut back.

Severance and Other Benefits Upon Change in Control

As described under “Severance and Other Benefits Upon Termination of Employment or Change in Control” on page 38 of this proxy statement, we have agreed to pay severance and other benefits to the named executive officers upon our company’s change in control as defined in each named executive officer’s employment agreement. The change in control severance amounts were not changed or amended in 2020. The employment agreements with each of the named executive officers are triggered if (i) her or his employment is terminated, except for a termination for cause or a voluntary resignation without a good reason, and (ii) such termination occurs within 24 months following a change in control or in contemplation of a change in control which actually occurs.

Upon such an occurrence, we have agreed to pay the named executive officer a severance payment in cash equal to the following:

Wendy L. Simpson	Greater of $3,000,000 or 300% of 5-year average annual compensation
Pamela J. Shelley-Kessler	250% of 5-year average annual compensation
Clint B. Malin	250% of 5-year average annual compensation

Upon such an occurrence, we also have agreed to continue health insurance benefits at our expense up to an 18-month period for the named executive officers. Further, under the standard provisions of our equity compensation plan award agreements, all stock options and restricted common stock automatically vest upon a change in control for the named executive officers and all the performance-based market stock units deemed earned as of the date of the change of control, will vest upon termination within 24 months following a change in control.

Additionally, the provisions of the Annual Cash Bonus Incentive Plan, in which each of the named executive officers participate, provide that the participant is eligible to receive a portion of the target amount of the award based upon the number of days remaining in the performance period upon the change in control.

The following table lists the estimated amounts each of the named executive officers would have received under their respective employment agreements if there had been a change in control of our company and their severance and benefits were triggered on December 31, 2020:

	Cash		Health Benefits	Equity
Name	Severance(1)	Target Bonus(2)	Continuation(3)	Acceleration(4)
Wendy L. Simpson(5)	$9,095,728	$968,750	$27,700	$3,044,824
Pamela J. Shelley-Kessler(5)	4,085,672	427,500	52,600	1,755,541
Clint B. Malin(5)	4,085,672	427,500	27,300	1,755,541
(1)	Represents base salaries and change in control provisions in effect at December 31, 2020.
(2)

Represents the target amount payable to participants in the Annual Cash Bonus Incentive Plan for 2020. The actual amount for 2020 performance was greater, as shown in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table above.

(3)

Assumes the value of benefits for an 18-month period required by the named executive officer’s employment agreement is at the same monthly amount paid for her or his medical, dental and vision insurance in 2020.

(4)

For unvested restricted common stock, this amount represents the closing market price as reported by the NYSE on December 31, 2020. For unvested performance-based market stock units, this amount is based on interim TSR performance measured as of December 31, 2020, and the closing market price as reported by the NYSE on December 31, 2020.

(5)

The employment agreements for each of the named executive officers contain “cut back” provisions to reduce severance benefits if an excise tax otherwise would be due and payable by them. We have assumed that no severance benefits would be cut back under the named executive officer’s employment agreement. The actual severance benefits payable to the named executive officer may be less than the amounts shown above as a result of the application of the cut back.

DIRECTOR COMPENSATION

Compensation for the Board of Directors currently consists of quarterly fees and periodic equity awards. One member of the Board, Ms. Simpson, is employed by us and therefore is not entitled to receive additional compensation for her services as director. Compensation information related to Ms. Simpson is included in the previous discussion and tables related to executive compensation.

Director Compensation for the Year ended December 31, 2020

The following table presents information regarding the compensation earned by or paid to non-employee members of the Board for their services in 2020:

	Fees Earned or	Stock
Name	Paid in Cash	Awards(1)	Total
Boyd W. Hendrickson	$100,000	$95,000	$195,000
James J. Pieczynski	85,000	95,000	180,000
Devra G. Shapiro	90,000	95,000	185,000
Timothy J. Triche	90,000	95,000	185,000
(1)

Please see “Equity Awards” below for the aggregate number of stock awards and option awards outstanding at year end. Represents the fair value on the grant date of the stock awards and option awards granted. Under U.S. generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted is generally recognized over the vesting periods applicable to the awards. For a discussion of the assumptions and methodologies used to value the stock awards and option awards granted refer to Note 10. Equity of Notes to Consolidated Financial Statements included in our company’s 2020 Annual Report on Form 10-K.

Quarterly Board and Meeting Fees

The following table represents the schedule of quarterly fees for each non-employee director in effect during 2020:

Type of Fee(1)
Quarterly Fee	$15,000
Quarterly Lead Independent Director Fee	6,250
Quarterly Audit Committee Chairman Fee(2)	5,000
Quarterly Compensation Committee Chairman Fee(2)	5,000
Quarterly Nominating Committee Chairman Fee(2)	3,750
Quarterly Committee Membership Fee (per Committee)	1,250
(1)	Additionally, we reimburse non-employee directors for travel expenses incurred in connection with their duties as our director. Travel expense reimbursements are not included in this table.
(2)	Committee Chairs do not receive an additional Committee Membership fee.

Equity Awards

Directors participate in the 2015 Equity Participation Plan which permits the Compensation Committee to grant nonqualified stock options or restricted common stock to directors from time-to-time. In 2020, the Compensation Committee granted 2,471 shares of restricted common stock at $38.45 per share to each non-employee director. These shares vest over a one-year period from the grant date. The following table presents the number of outstanding and unexercised option awards and the number of unvested shares of restricted common stock held by each of our non-employee directors at December 31, 2020.

			Number of unvested
			shares of restricted
	Number of options		common stock
Name	outstanding		outstanding
Boyd W. Hendrickson	—		2,471	(2)
James J. Pieczynski	15,000	(1)	2,471	(2)
Devra G. Shapiro	—		2,471	(2)
Timothy J. Triche	—		2,471	(2)
(1)	5,000 vested on March 1, 2015, 2016 and 2017.
(2)	Vests on May 27, 2021.

COMPENSATION COMMITTEE REPORT

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that LTC specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Executive Compensation Discussion and Analysis for 2020. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Executive Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Timothy J. Triche, MD, Chairman Boyd W. Hendrickson James J. Pieczynski Devra G. Shapiro

Compensation Committee Interlocks and Insider Participation

The Compensation Committee in 2020 consisted of Timothy J. Triche, Boyd W. Hendrickson, James J. Pieczynski and Devra G. Shapiro, all of whom are independent directors. None of the members of the Compensation Committee are, or have been, officers or employees of our company. There are no “interlocks” as defined by SEC rules with respect to any member of the Compensation Committee of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership Table

The following table presents information as of April 12, 2021 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common stock based on the most recent Schedule 13D or 13G filings made by such person with the SEC pursuant to SEC rules and regulations, (2) each director and director nominee, (3) each named executive officer identified in the “Summary Compensation Table” on page 39 of this proxy statement, and (4) the current directors and executive officers as a group:

				Percent of
		Amount and Nature of		Outstanding
Beneficial Owner	Title of Class	Beneficial Ownership(1)		Shares in Class(2)
Principal Stockholders:
BlackRock, Inc.	Common Stock	7,108,131	(3)	18.1%
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc.	Common Stock	5,982,923	(4)	15.2%
100 Vanguard Boulevard
Malvern, PA 19355
State Street Corporation	Common Stock	2,554,872	(5)	6.5%
One Lincoln Street
Boston, MA 02111
Named Executive Officers:
Wendy L. Simpson	Common Stock	390,084		*
Pamela J. Shelley-Kessler	Common Stock	137,881	(6)	*
Clint B. Malin	Common Stock	127,349		*
Directors and Director Nominees: +
Cornelia Cheng	Common Stock	3,000		*
Boyd W. Hendrickson	Common Stock	20,744		*
James J. Pieczynski	Common Stock	40,751	(7)	*
Devra G. Shapiro	Common Stock	39,351		*
Timothy J. Triche	Common Stock	38,633		*
All current directors and executive officers as a group (8 persons)	Common Stock	797,793	(6)(7)	2.0%

*      Less than 1%

+      Does not include information concerning Ms. Simpson, for whom information is provided under the Named Executive Officers heading above.

(1)	Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.
(2)	For purposes of computing the percentages, the number of shares outstanding on April 12, 2021 was 39,364,622.
(3)

Based upon information contained in a Schedule 13G filed with the SEC on January 25, 2021 by BlackRock, Inc. (“BlackRock”) with respect to the ownership of our common stock as of December 31, 2020. BlackRock has sole voting power over 7,015,712 shares and sole dispositive power over 7,108,131 shares. BlackRock, Inc. is the parent company of the following subsidiaries that beneficially own our common stock: BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited,, and BlackRock Fund Managers Ltd. BlackRock Fund Advisors is the only BlackRock, Inc. subsidiary whose interest in our common stock is more than 5% of shares of our common stock outstanding.

(4)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. (“Vanguard”) with respect to the ownership of our common stock as of December 31, 2020. Vanguard has shared voting power over 141,899 shares, sole dispositive power over 5,810,511 shares, and shared dispositive power over 172,412 shares. Vanguard is the parent company of the following subsidiaries that beneficially own our common stock: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited.

(5)

Based upon information contained in a Schedule 13G filed with the SEC on February 9, 2021 by State Street Corp (“State Street”) with respect to ownership of our common stock as of December 31, 2020. State Street has shared voting power over 2,315,255 shares and shared dispositive power over 2,554,872 shares. State Street is the parent company of the following subsidiaries that beneficially own our common stock: SSGA Funds Management, Inc., State Street Global Advisors Limited (UK), State Street Global Advisors, Australia Limited, State Street Global Advisors (Japan) Co., Ltd, State Street Global Advisors Ireland Limited, and State Street Global Advisors Trust Company.

(6)	Includes 1,000 shares held by spouse in an individual retirement account.
(7)	Includes 15,000 shares purchasable upon exercise of outstanding options that are presently exercisable.

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under equity compensation plans as of December 31, 2020 is as follows:

Equity Compensation Plan Information
	(a)	(b)	(c)

Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation
	of outstanding options	outstanding options,	plans (excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders	15,000	$38.43	426,451
Equity compensation plans not approved by security holders	—	—	—
Total	15,000	$38.43	426,451

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy that addresses related person transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act. Under our Related Person Transaction Policy, a related person of our company includes a director, a director nominee, an executive officer, a stockholder beneficially owning a 5% voting interest in our company, or an immediate family member of any of the foregoing. Under the policy, any transaction in which a related person has a direct or indirect material interest and where the amount exceeds $120,000 must be approved by disinterested members of the Board.

In determining whether to approve or ratify a related person transaction, the Board will take into account, whether (i) the terms are fair to our company and on the same basis generally available to an unrelated person, (ii) there are business reasons for our company to enter into the transaction, (iii) it would impair independence of an outside director, and (iv) it would present an improper conflict of interest, taking into account factors that the Board deems relevant.

Transactions with Related Persons

There were no transactions within the scope of our Related Person Transactions Policy since the beginning of 2020 nor are any currently proposed.

Director Independence

In accordance with NYSE listing standards, our Corporate Governance Guidelines provide that:

●	A director who is, or has been within the last three years, an employee of our company, or whose immediate family member is, or has been within the last three years, an executive officer of our company, may not be deemed independent. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.
●	A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of our company will not be considered in determining independence under this test.
●	A director who is, or whose immediate family member is, a current partner of a firm that is our company’s external auditor; a director who is a current employee of such a firm; a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our company’s audit within that time may not be deemed independent.
●	A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our company’s present executive officers at the time serves or served on that company’s compensation committee may not be deemed independent.
●	A director who is a current employee or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, may not be deemed independent.

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in 2020. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of our management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

The Board has affirmatively determined that each of the current directors standing for reelection is independent within the meaning of our director independence standards, except for Ms. Simpson because of her employment as a senior executive officer of our company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Ernst & Young LLP audited our financial statements during year ended December 31, 2020 and have been our auditors since our organization in May 1992. Their fees for the last two fiscal years were:

	2020	2019
Audit Fees	$631,380	$615,500
Audit-Related Fees	—	—
Tax Fees	85,097	79,276
All Other Fees	—	—

Audit Fees

For 2020 and 2019, these fees represent aggregate fees billed for professional services rendered for the audit of our annual financial statements and internal control over financial reporting, the review of the financial statements included in our Quarterly Reports on Form 10-Q, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and work on securities and other filings with the SEC, including comfort letters and consents.

Tax Fees

These fees represent aggregate fees billed for services rendered for tax compliance and consultation, including REIT qualification matters during 2020 and 2019.

All audit, audit-related and tax services were pre-approved by the Audit Committee. On an annual basis the Audit Committee pre-approves specifically described audit, audit-related and tax services to be performed by Ernst & Young LLP. The Audit Committee has delegated to the Audit Committee Chairman the authority to pre-approve non-audit services to be performed by Ernst & Young LLP, provided that the Chairman shall report any decision to pre-approve such non-audit services to the full Audit Committee at its next regular meeting.

In accordance with Section III, Item 6 of the Audit Committee Charter, the Audit Committee reviewed the effectiveness of Ernst & Young LLP’s audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services provided. The Audit Committee concluded that the provision of the non-audit services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors has oversight of all compliance related to financial matters, Securities and Exchange Commission reporting and auditing. Additionally, it is the Audit Committee’s duty to review annually the Audit Committee Charter and recommend any changes to the Board.

The Audit Committee is appointed by the Board to assist the Board in its oversight function by monitoring, among other things, the integrity of LTC’s financial statements, LTC’s financial reporting process and the independence and performance of the independent registered public accounting firm. It is the responsibility of LTC’s management to prepare financial statements in accordance with U.S. generally accepted accounting principles and of LTC’s independent registered public accounting firm to audit those financial statements. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate, compensate and retain, approve significant non-audit services, confirm the independence of the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm. Additionally, the Audit Committee determines the extent of funding that LTC must provide to the independent registered public accounting firm.

Management is responsible for LTC’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of LTC’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, LTC’s independent registered public accounting firm. Management represented to the Audit Committee that LTC’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP. The Audit Committee discussed with Ernst & Young LLP matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

Additionally, the Audit Committee has received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence from Ernst & Young LLP and has discussed with Ernst & Young LLP its independence from LTC and its management. The Audit Committee also has considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining its independence.

Further, the Audit Committee periodically meets with Ernst & Young LLP, without management present, to discuss the results of their examinations, the evaluations of LTC’s internal controls and the overall quality of LTC’s financial reporting. During the past year, the Audit Committee met with Ernst & Young LLP five times in total and one time without management present once.

Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in LTC’s 2020 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee
Devra G. Shapiro, Chairman Boyd W. Hendrickson James J. Pieczynski Timothy J. Triche, MD

RISK OVERSIGHT

Management continually monitors the material risks facing our company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board is responsible for exercising oversight of management’s identification of, planning for, and managing those risks. The Board may delegate to its committees the oversight responsibility for those risks that are directly related to their area of focus. Pursuant to its charter, the Audit Committee has the responsibility and duty to review the financial, investment and risk management policies followed by our company in operating its business activities. The full Board reviews risks that may be material to our company, including those detailed in the Audit Committee’s reports and as disclosed in our quarterly and annual reports filed with the SEC. We believe that our leadership structure also enhances the Board’s risk oversight function. Due to her role as Chief Executive Officer and knowledge of our company and industry, Ms. Simpson is well-positioned to lead board discussions on risk areas. Ms. Simpson regularly discusses with management the material risks facing our company and is also expected to report candidly to her fellow directors on her assessment of those material risks. This structure fosters greater communication between management and the Board on matters including with respect risk.

FORWARD LOOKING STATEMENTS

This proxy statement includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this proxy statement are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see our company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this proxy statement are based on information available to our company on the date hereof, and we assume no obligation to update such forward looking statements. Although our company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by our company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

ADDITIONAL INFORMATION

Other Matters

Other business may properly come before the 2021 Annual Meeting of Stockholders, and in that event, the proxies named will vote as recommended by the Board or, if no recommendation is given, in their own discretion. However, we have not received timely and proper notice from any stockholder of any other matter to be prepared at the 2021 Annual Meeting. Our management and the Board know of no matters to be brought before the 2021 Annual Meeting other than as described in this proxy statement.

Stockholder Proposals

Stockholder proposals intended to be presented at the 2022 Annual Meeting of Stockholders must be received by us for inclusion in our proxy statement by December 21, 2021 and otherwise comply with SEC rules and regulations governing inclusion of such proposals. Any proposal received after December 21, 2021 will be untimely, in accordance with SEC rules and regulations.

Matters (other than nominations of candidates for election as directors) may be brought before the meeting by stockholders only by complying with the procedure set forth in our company’s Bylaws, which in summary requires that notice be delivered to our principal executive offices not less than 60 days nor more than 150 days prior to the anniversary of the 2021 Annual Meeting of Stockholders. Each such stockholder notice shall set forth (i) as to each matter the stockholder proposes to bring before the 2022 Annual Meeting, (a) a brief description of the matter desired to be brought before the 2022 Annual Meeting and the reasons for bringing such matter before the 2022 Annual Meeting and (b) any material interest of the stockholder in such matter; and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder and any other stockholders known by such stockholder to be supporting the bringing of such matter before the 2022 Annual Meeting as of the date of such stockholder notice and (b) the class and number of shares of our capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholder known by such stockholder to be supporting the bringing of such matter before the 2022 Annual Meeting as of the date of such stockholder notice.

For information regarding nominating candidates for election as directors, please see “Consideration of Director Nominees” on page 7 of this proxy statement.

Annual Report

We will provide without charge to any person solicited hereby, upon the written request of any such person, a copy of our 2020 Annual Report on Form 10-K filed with the SEC. We also will provide upon request, and upon payment of a fee to cover reasonable expenses, paper copies of any exhibit to our 2020 Annual Report on Form 10-K. Such requests should be directed to LTC Properties, Inc., Attn: Investor Relations, 2829 Townsgate Road, Suite 350, Westlake Village, CA 91361. Our Annual Report also is available on our website at www.LTCreit.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this proxy statement.

Householding

We have adopted a procedure permitted by SEC rules called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting of Stockholders and Proxy Statement and the accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Broadridge Corporate Issuer Solutions, at 866-708-5586.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting of Stockholders, Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please also contact our transfer agent, Broadridge Corporate Issuer Solutions, at 866-708-5586.

“Street name” beneficial owners can request information about householding from their banks, brokers, or other nominee holders of record.

By Order of the Board of Directors

PAMELA J. SHELLEY-KESSLER
Westlake Village, California April 20, 2021	Co-President, Chief Financial Officer and Corporate Secretary

Appendix A

RECONCILIATIONS OF NON-GAAP

FINANCIAL MEASURES

FUNDS FROM OPERATIONS EXCLUDING NON-RECURRING ITEMS(1)

(Unaudited, amounts in thousands, except per share amounts)

Year Ended
December 31, 2020
GAAP Net income available to common stockholders	$94,871
Add: Depreciation and amortization	39,071
Add: Impairment charges	3,977
Add: Loss on unconsolidated joint ventures	758
Less: Gain on sale of real estate, net	(44,117)
NAREIT FFO attributable to common stockholders(1)	94,560
Add: Non-recurring one-time items(2)	22,841
FFO attributable to common stockholders excluding non-recurring items	117,401
Effect of dilutive securities:
Participating securities	422
Diluted FFO excluding non-recurring items attributable to common stockholders	$117,823

Shares for basic FFO per share	39,179
Effect of dilutive securities:
Stock options	—
Performance-based stock units	85
Participating securities	174
Shares for diluted FFO per share	39,438

Basic FFO excluding non-recurring items per share	$3.00
Diluted FFO excluding non-recurring items per share	$2.99
(1)

Funds From Operations (“FFO”) is a supplemental measure of a real estate investment trust’s (“REIT”) financial performance that is not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and our management and the Board use FFO as a supplemental measure of operating performance. We believe FFO is helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO facilitates like comparisons of operating performance between periods. Additionally, we believe that FFO excluding non-recurring items provides useful information because it allows investors, analysts, our management and the Board to compare our company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO excluding non-recurring items represents FFO adjusted for certain items detailed in the reconciliation. Our company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of our company; therefore, caution should be exercised when comparing our company’s FFO to that of other REITs.

(2)

Represents the write-off of Senior Lifestyle straight-line rent receivable and lease incentives and write-off of Genesis and another operator’s straight line rent receivable partially offset by a gain on insurance proceeds related to roof damage at a property.

FUNDS AVAILABLE FOR DISTRIBUTION, EXCLUDING NON-RECURRING ITEMS

(Unaudited, amounts in thousands, except per share amounts)

Year Ended
December 31, 2020
NAREIT FFO attributable to common stockholders	$94,560
Non-cash income:
Less: Straight-lint rental income	(1,778)
Add: Amortization of lease costs	611
Add: Other non-cash expense (2)	23,029
Less: Effective interest income from mortgage loans	(6,154)
Less: Deferred income from unconsolidated joint ventures	—
Net non-cash income	15,708

Non-cash expense:
Add: Non-cash compensation charges	7,012
Less: Capitalized interest	(354)
Net non-cash expense	6,658
Funds available for distribution(1)	116,926
Less: Non-recurring income(3)	(373)
Funds available for distribution, excluding non-recurring income	116,553
Effect of dilutive securities:
Participating securities	422
Diluted FAD, excluding non-recurring items	$116,975

Shares for basic FAD per share	39,179
Effect of dilutive securities:
Stock options	—
Performance-based stock units	85
Participating securities	174
Shares for diluted FAD per share	39,438

Basic FAD excluding non-recurring items per share	$2.97
Diluted FAD excluding non-recurring items per share	$2.97
(1)

Funds Available for Distribution (“FAD”) is a supplemental measure of a REIT’s financial performance that is not defined by GAAP. Investors, analysts and our management and the Board use FAD as a supplemental measure of operating performance. We define FAD as FFO excluding non-cash income and non-cash expense. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and our management and the Board use FAD as an indicator of common dividend potential.

(2)	Represents the write-off of straight-line rent receivable related to Senior Lifestyle, Genesis and another operator.
(3)	Represents a gain on insurance proceeds related to roof damage at a property.

DEBT TO ANNUALIZED ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION FOR REAL ESTATE(1)

(Unaudited, amounts in thousands)

Balance at
December 31, 2020
Bank borrowings	$89,900
Senior unsecured notes, net of debt issue costs: $658	559,482
Total debt	$649,382

Quarter Ended
December 31, 2020
Net income	$17,665
Less: Gain on sale of real estate, net	(44)
Add: Impairment charges	3,036
Add: Interest expense	7,088
Add: Depreciation and amortization	9,839
EBITDAre	37,584
Add: Non-recurring one-time items(2)	—
Adjusted EBITDAre	$37,584

Annualized Adjusted EBITDAre	150,336

Debt to Annualized Adjusted EBITDAre	4.3x
(1)

Our management and the Board measure operating performance, liquidity, and credit strength in terms of coverage ratios. Coverage ratios are widely used by investors, analysts and rating agencies in the valuation, comparison, rating and investment recommendations of REITs. Coverage ratios are based on NAREIT defined earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”), which is a financial measure not derived in accordance with GAAP. Annualized Adjusted EBITDAre is calculated as EBITDAre for the three months ended December 31, 2020 multiplied by 4 but excluding gains or losses from real estate dispositions, impairment charges and non-recurring items for the year ended December 31, 2020. Debt to Annualized Adjusted EBITDAre is our company’s total debt as a multiple of Annualized Adjusted EBITDAre. Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre are not alternatives to net income, operating income, income from continuing operations or cash flows from operating activities as calculated and presented in accordance with GAAP. You should not rely on Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre as substitutes for any GAAP financial measures. You should not consider these non-GAAP numbers in isolation, for the purpose of analyzing our financial performance, financial position or cash flows. Our company’s computation of Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre may not be comparable to non-GAAP measures reported by other REITs that do not use, or have different interpretations of Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre; therefore, caution should be exercised when comparing our company’s non-GAAP measures to that of other REITs.

(2)	Represents gain from property insurance proceeds related to a property in Texas.

DEBT TO ENTERPRISE VALUE(1)

(Unaudited, amounts in thousands)

Balance at
December 31, 2020
Bank borrowings	$89,900
Senior unsecured notes, net of debt issue costs: $658	559,482
Total debt	649,382

Common stock market value(2)	1,526,915
Total market value	1,526,915

Total value	2,176,297

Add: Non-controlling interest	8,404
Less: Cash and cash equivalents	(7,772)
Enterprise value	$2,176,929

Debt to Enterprise Value	29.8%
(1)

Enterprise Value is calculated as the sum of our company’s total debt and market value of outstanding securities, less non-controlling interest, and cash and cash equivalents. Debt to Enterprise Value is our company’s total debt as a percentage of Enterprise Value. Our management and the Board measure operating performance, liquidity, and credit strength in terms of leverage ratios such as Debt to Enterprise Value. Leverage ratios are widely used by investors, analysts and rating agencies in the valuation, comparison, rating and investment recommendations of REITs. Enterprise Value and Debt to Enterprise Value are not alternatives to net income, operating income, income from continuing operations or cash flows from operating activities as calculated and presented in accordance with GAAP. You should not rely on Enterprise Value and Debt to Enterprise Value as substitutes for any GAAP financial measures. You should not consider these non-GAAP numbers in isolation, for the purpose of analyzing our financial performance, financial position or cash flows. Our company’s computation of Enterprise Value and Debt to Enterprise Value may not be comparable to non-GAAP measures reported by other REITs that do not use, or have different interpretations of, Enterprise Value and Debt to Enterprise Value; therefore, caution should be exercised when comparing our company’s non-GAAP measures to that of other REITs.

(2)	At December 31, 2020, we had 39,242,225 shares outstanding. Closing price of a share of our common stock as reported on the New York Stock Exchange on December 31, 2020 was $38.91 per share.

Appendix B

LTC PROPERTIES, INC.

________________________________________

THE 2021 EQUITY PARTICIPATION PLAN

OF

LTC PROPERTIES, INC.

LTC Properties, Inc., a Maryland corporation (“Company”), previously adopted The 2015 Equity Participation Plan of LTC Properties, Inc. (the “2015 Plan”), effective June 3, 2015, for the benefit of its eligible employees, consultants and directors. The Company now desires to adopt a new plan, The 2021 Equity Participation Plan of LTC Properties, Inc. (the “Plan”). The Plan was approved and adopted by the Board on March 29, 2021 and was approved by the stockholders of the Company on May __, 2021, which shall be the effective date of the Plan (the “Effective Date”).

Upon the Effective Date, no further awards will be granted under the 2015 Plan or any prior plan. All outstanding awards granted under the 2015 Plan or any prior plans shall remain subject to the terms of the 2015 Plan or such prior plan.

The purposes of the Plan are as follows:

(1)To provide an additional incentive for Non-employee Directors, key Employees and consultants to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success;

(2)To enable the Company to obtain and retain the services of Non-employee Directors, key Employees and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which will impact the growth, development and financial success of the Company; and

(3)To encourage participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and align the economic interests of the participants with those of the stockholders.

ARTICLE I

DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

“Administrator” shall mean the party that conducts the general administration of the Plan as provided in Article XI. With reference to the administration of the Plan with respect to Awards granted to Non-employee Directors, the term “Administrator” shall refer to the Board. With reference to the administration of the Plan with respect to any other Award, the term “Administrator” shall refer to the Committee, unless the Board has assumed the authority for administration of the Plan generally as provided in Section 11.2.

“Award” shall mean an Option, Restricted Stock, Restricted Stock Unit, a Performance Award, Dividend Equivalents, Stock Payment or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

“Award Agreement” shall mean a written agreement executed by an authorized director or officer of the Company and the Holder which contains such terms and conditions with respect to an Award as the Administrator or Committee shall determine, consistent with the Plan, provided, however, the Administrator may establish rules permitting the Award Agreement to be in electronic form and, to the extent permitted under applicable law, be deemed accepted if not rejected by affirmative action of the Holder within a reasonable period following written or electronic notice to the Holder of the Award.

“Board” shall mean the Board of Directors of the Company.

“Cause” unless otherwise defined in an individual’s employment agreement (or, as applicable, Non-employee Directorship agreement or consultancy agreement) shall mean a Separation From Service if, and only if, it is based upon (i) conviction of a felony; or (ii) material disloyalty to the Company or its Subsidiaries such as embezzlement, misappropriation of corporate assets; or (iii) breach of an agreement not to engage in business for another enterprise of the type engaged in by the Company or its Subsidiaries, except where expressly permitted under such agreement; or (iv) the engaging in intentional behavior which results in material financial or reputational harm to the Company or its Subsidiaries, directors or stockholders; or (v) a material breach of an employment (or other similar consultancy or directorship) agreement which causes material and demonstrable harm to the Company or its Subsidiaries.

“Change in Control” shall mean, unless otherwise defined in an Award Agreement, a change in ownership or control of the Company effected through any of the following transactions:

(a)any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing thirty percent (30%) or more of the total combined voting power of the Company’s then outstanding securities; or

(b)the consummation of a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty six and two-thirds percent (66-2/3%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person, directly or indirectly, becomes the beneficial owner of securities representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(c)the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, or

(d)a majority of members of the Board of Directors of the Company cease to be Continuing Directors.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 11.1.

“Common Stock” shall mean the common stock of the Company, par value $.01 per share.

“Company” shall mean LTC Properties, Inc., a Maryland corporation.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date the Plan was approved, or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Transaction” shall mean any of the following stockholder-approved transactions to which the Company is a party:

(a)a merger, consolidation or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, form a holding company or effect a similar reorganization as to form whereupon the Plan and all Awards are assumed by the successor entity;

(b)the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, in complete liquidation or dissolution of the Company in a transaction not covered by the exceptions to clause (a), above; or

(c)any reverse merger in which the Company is the surviving entity but in which securities possessing more than thirty percent (30%) of the total combined voting power of the Company’s outstanding securities are transferred or issued to a person or persons different from those who held such securities immediately prior to such merger.

“Coupled Stock Appreciation Right” shall mean an Award granted under Section 10.2 of the Plan.

“CSAR” shall mean a Coupled Stock Appreciation Right.

“Director” shall mean a member of the Board.

“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 9.3 of the Plan.

“Effective Date” shall have the meaning provided in the preamble to the Plan set forth above.

“Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a Restricted Stock Unit or share of Common Stock as of a given date shall be (i) the last reported sales price of a share of Common Stock on the principal exchange or trading market on which shares of Common Stock are then listed or trading, if any, on the date of grant, or if shares were not traded on the date of grant, then on the next preceding date on which a trade occurred, or (ii) if Common Stock is not listed on an exchange and not quoted on any trading market, the Fair Market Value of a share of Common Stock as established by the Administrator acting in good faith through the reasonable application of a reasonable valuation method that complies with Sections 409A and 422 of the Code.

“Good Reason” shall have the meaning defined in an individual’s employment agreement (or as applicable, Non-employee Directorship agreement or consultancy agreement). If an individual is not subject to an employment agreement (or as applicable, a Non-employee Directorship agreement or consultancy agreement) or such agreement does not define “Good Reason,” then a Separation From Service for Good Reason shall not exist for such individual.

“Grantee” shall mean an Employee, Non-employee Director or consultant granted an Award under the Plan.

“Holder” shall mean a person who has been granted or awarded an Award.

“Incentive Stock Option” shall mean an Option that is designated as an Incentive Stock Option by the Committee to the extent such Option complies with the applicable provisions of Section 422 of the Code.

“Independent Stock Appreciation Right” shall mean an Award granted under Section 10.3 of the Plan.

“ISAR” shall mean an Independent Stock Appreciation Right.

“Non-employee Director” shall mean a member of the Board who is not an Employee.

“Non-Qualified Stock Option” shall mean an Option that is not designated as an Incentive Stock Option by the Committee, or an Option that is designated as an Incentive Stock Option to the extent such Option does not comply with the provisions of Section 422 of the Code.

“Option” shall mean an Award granted under Article IV of the Plan. An Option granted under the Plan shall, as determined by the Committee, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-employee Directors and consultants shall be Non-Qualified Stock Options.

“Optionee” shall mean an Employee, consultant or Non-employee Director granted an Option under the Plan.

“Performance Award” shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Section 9.2 of the Plan.

“Performance Goals” shall mean the one or more goals for the performance period established by the Committee.

“Plan” shall mean The 2021 Equity Participation Plan of LTC Properties, Inc., as set forth herein and as amended from time to time.

“Restricted Stock” shall mean Common Stock awarded under Article VII of the Plan.

“Restricted Stockholder” shall mean an Employee, Non-employee Director or consultant granted an Award of Restricted Stock under Article VII of the Plan.

“Restricted Stock Unit” means an Award granted under Article VIII that is valued by reference to a share of Common Stock, which value may be paid to the Participant in shares or cash, or a combination of both, as determined by the Administrator in its sole discretion upon the satisfaction of vesting restrictions as the Administrator may establish.

“Rule 16b-3” shall mean Rule 16b-3 under the Exchange Act, amended from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Separation From Service” shall mean, with respect to any Award that constitutes nonqualified deferred compensation within the meaning of Treasury Regulation Section 1.409A-1(b), (i) with respect to an Employee, the termination of the Employee’s employment with the Company and all Subsidiaries that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1); (ii) with respect to a consultant of the Company or any Subsidiary, the expiration of his or her contract or contracts under which services are performed that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(2); or (iii) with respect to a Non-employee Director, the date on which such Non-employee Director ceases to be a member of the Board for any reason.

“Stock Appreciation Right” shall mean an Award granted under Article X of the Plan.

“Stock Payment” shall mean an Award granted under Section 9.4 of the Plan.

“Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Substitute Awards” shall mean Awards granted or shares issued by the Company in assumption or conversion of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines. Substitute Awards may reflect the original terms of the awards being assumed, converted, substituted or exchanged, and need not comply with other specific terms of the Plan, and may account for shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the applicable combination transaction.

ARTICLE II

SHARES SUBJECT TO PLAN AND OTHER LIMITATIONS

2.1Aggregate Limit on Shares Subject to Plan and Individual Award Limits. The shares of stock subject to Awards shall be Common Stock. As of the effective date of the Plan a total of 1,900,000 shares of Common Stock shall be authorized and available for Awards granted under the Plan1, less one share for every one share that was subject to an award granted under the 2015 Plan after December 31, 2020 and prior to the Effective Date. Subject to the share counting rules in this Article II, each share that is subject to an Award granted under the Plan shall be counted against this limit as one share. Immediately upon the approval of this Plan by the Company’s stockholders, no further grants will be permitted under the 2015 Plan. The aggregate number of shares of Common Stock described above are subject to adjustment as provided in Section 12.3(a). Such Common Stock shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued shares of Common Stock, and from Common Stock which have been reacquired by the Company.

1 Comprised of 426,451 shares that remained available for grant under the 2015 Plan as of December 31, 2020 and 1,473,549 incremental shares.

2.2Share Counting. For purposes of determining the limits described in this Plan, in particular Section 2.1, the Common Stock covered by an Award shall not be counted as issued unless and until actually delivered to a Holder. If any Common Stock covered by an Award (or, after December 31, 2020, and award granted under the 2015 Plan) are not purchased or are forfeited or reacquired by the Company prior to vesting, or if an Award (or, after December 31, 2020, and award granted under the 2015 Plan) terminates, or is cancelled without the delivery of any shares of Common Stock, such Common Stock shall be added back to the limits described in this Plan and are again available for Awards from the Plan. In addition, the following principles shall apply in determining the number of shares of Common Stock under any applicable limit:

(a)Common Stock tendered or attested to in payment of the Exercise Price or withheld upon a net exercise of an Option shall not be added back to the applicable limit;

(b)Common Stock withheld by the Company to satisfy the tax withholding obligation shall not be added back to the applicable limit;

(c)Common Stock that are reacquired by the Company with the amount received upon exercise of an Option shall not be added back to the applicable limit;

(d)The aggregate shares of Common Stock exercised pursuant to a Stock Appreciation Right that is settled in Common Stock shall reduce the applicable limit, rather than the number of shares of Common Stock actually issued; and

(e)Any Award that is settled in cash shall not reduce the applicable limit.

2.3Substitute Awards. Substitute Awards shall not reduce the shares authorized and available for Awards under the Plan, nor shall shares subject to a Substitute Award be added to the shares available for Awards under the Plan as provided in Section 2.2 above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges or combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition, merger or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition, merger or combination to determine the consideration payable to the holders of securities of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized and available for Awards under the Plan (and shares subject to such Awards shall not be added to the shares available for Awards under the Plan as provided in Section 2.2 above); provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition, merger or combination, and shall only be made to individuals who were not Employees or Non-employee Directors prior to such acquisition, merger or combination.

ARTICLE III

GRANTING OF AWARDS

3.1Award Agreement. Each Award shall be evidenced by a written Award Agreement. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

3.2At-Will Employment. Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a consultant for, the Company or any Subsidiary, or as a Director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without Cause and with or without notice, except to the extent expressly provided otherwise in a written employment agreement between the Holder and the Company or any Subsidiary.

3.3Repricing. Other than pursuant to Section 12.3(a), the Administrator shall not without the approval of the Company’s shareholders:

(a)lower the exercise price per share of an Option or Stock Appreciation Right (or any Award of a similar nature/character) after it is granted,

(b)cancel an Option or Stock Appreciation Right (or any Award of a similar nature/character) when the exercise price per share exceeds the Fair Market Value of one share in exchange for cash or another Award (other than in connection with a Change in Control or Corporate Transaction), or

(c)take any other action with respect to an Award that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Company’s shares are listed.

ARTICLE IV

GRANTING OF OPTIONS TO EMPLOYEES

CONSULTANTS AND NON-EMPLOYEE DIRECTORS

4.1Eligibility. Any Employee or consultant selected by the Committee pursuant to Section 4.4(a)(i) shall be eligible to be granted Options. Each Non-employee Director of the Company shall be eligible to be granted Options at the times and in the manner set forth in Sections 4.5 and 4.6. An Option shall give the Optionee the right to purchase shares of Common Stock under the terms and conditions set forth in the Award Agreement applicable to the Option.

4.2Disqualification for Stock Ownership. No person may be granted an Incentive Stock Option under the Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary or parent corporation (within the meaning of Section 422 of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

4.3Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee.

4.4Granting of Options to Employees and Consultants.

(a)The Committee shall from time to time, in its absolute discretion, and subject to applicable limitations of the Plan:

(i)Determine which Employees are key Employees and select from among the key Employees or consultants (including Employees or consultants who have previously received Awards under the Plan) such of them as in its opinion should be granted Options;

(ii)Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected key Employees or consultants;

(iii)Subject to Section 4.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options; and

(iv)Determine the terms and conditions of such Options, consistent with the Plan.

(b)Upon the selection of a key Employee or consultant to be granted an Option, the Committee shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.

(c)Any Incentive Stock Option granted under the Plan may be modified by the Committee, with the consent of the Optionee, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code, provided that no such modification may result in the imposition on the Optionee of a twenty percent (20%) tax pursuant to Section 409A(a)(1)(B) of the Code.

4.5Granting of Options to Non-employee Directors. The Board shall from time to time, in its absolute discretion, and subject to applicable limitations of the Plan determine (i) which Non-employee Directors, if any, should, in its opinion, be granted Non-Qualified Stock Options, (ii) subject to the Award Limit, determine the number of shares to be subject to such Options, and (iii) the terms and conditions of such Options, consistent with the Plan.

4.6Options in Lieu of Cash Compensation. Options may be granted under the Plan to Employees and consultants in lieu of cash bonuses which would otherwise be payable to such Employees and consultants and to Non-employee Directors in lieu of directors’ fees which would otherwise be payable to such Non-employee Directors, pursuant to such policies which may be adopted by the Administrator from time to time.

ARTICLE V

TERMS OF OPTIONS

5.1Option Price. The price per share of the shares subject to each Option granted to Employees and consultants shall be set by the Committee; provided, however, that such price shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable state law, and shall (except in the case of a Substitute Award), not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted; and provided further that in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code), such price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the Option is granted.

5.2Option Term. The term of an Option granted to an Employee or consultant shall be set by the Committee in its discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from such date if the Option is an Incentive Stock Option granted to an individual then owning (directly and through application of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code) subject to such earlier termination of such Option as required under Section 422 of the Code. Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, the Committee may extend the term of any outstanding Option in connection with any Separation From Service or amend any other term or condition of such Option relating to such a Separation From Service. Notwithstanding the foregoing, the Committee may not extend the term of any outstanding Option beyond the earlier of (1) the original expiration date of the Option and (2) the ten-year anniversary of the grant date of the Option.

5.3Option Vesting.

(a)The period during which the right to exercise, in whole or in part, an Option granted to an Optionee shall be set by the Committee in its sole and absolute discretion and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Subject to the foregoing, at any time after grant of an Option, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option granted to an Employee or consultant vests.

(b)No portion of an Option granted to an Employee or consultant which is unexercisable at Separation From Service shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or employment agreement or by action of the Committee following the grant of the Option.

(c)To the extent that the aggregate Fair Market Value of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or subsidiary corporation (within the meaning of Section 422 of the Code) of the Company) exceeds one hundred thousand dollars ($100,000), such Options shall be treated as Non-Qualified Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 5.3(c), the Fair Market Value of stock shall be determined as of the time the Option with respect to such Common Stock is granted.

(d)Unless otherwise provided in an Award Agreement or employment agreement, in the event of an Optionee’s Separation From Service without Cause or for Good Reason during the twelve (12) month period following a Change in Control, Options shall become fully vested as of the date of the Separation from Service, or because of the Optionee’s death or disability.

ARTICLE VI

EXERCISE OF OPTIONS

6.1Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares. The Administrator may also require in the terms of the Option that a minimum number of shares be exercised in the event of a partial exercise.

6.2Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his/her office:

(a)A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed or acknowledged by the Optionee or other person then entitled to exercise the Option or such portion of the Option;

(b)Such representations and documents as the Administrator, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Administrator may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, (i) placing legends on share certificates or, if shares are uncertificated, noting such legends on the book entry account for the shares, and (ii) issuing stop-transfer notices to agents and registrars;

(c)In the event that the Option shall be exercised pursuant to Section 12.1 by any person or persons (other than the Optionee), who have been transferred an Option pursuant to Section 12.1, appropriate proof of the right of such person or persons to exercise the Option; and

(d)Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Administrator, may in its discretion (i) allow payment, in whole or in part, through the delivery of or attestation of ownership of shares of Common Stock owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (ii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, in accordance with a cashless exercise program under which, if so instructed by the Optionee, shares of Common Stock may be issued directly to the Optionee’s broker or dealer who in turn will sell the shares and pay the Option price in cash to the Company from the sale proceeds; or (iv) allow payment through any combination of the consideration provided in the foregoing clauses (i), (ii), and (iii).

6.3Conditions to Issuance of Stock Certificates. The Company shall not be required to issue shares of Common Stock, either in certificated or uncertificated form, purchased upon the exercise of any Option or portion thereof prior to the fulfillment of all of the following conditions:

(a)The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b)The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)The lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience; and

(e)The receipt by the Company of full payment for such shares, including payment of any applicable tax withholdings, which in the discretion of the Administrator may be in the form of consideration used by the Optionee to pay for such shares under Section 6.2(d).

6.4Rights as Stockholders. Optionees shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until such shares, in certificated or uncertificated form, have been issued by the Company to such Optionees. For the avoidance of doubt, no Optionee shall have any rights to dividends as a result of the grant of an Option until after the Option is exercised and shares subject to the Option are issued. No Option shall include Dividend Equivalent rights.

6.5Ownership and Transfer Restrictions. The Administrator, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Award Agreement and may be referred to on any certificates evidencing such shares or, if the Restricted Stock is uncertificated, may be noted on the restricted book entry account for such shares and referred to on any written or electronic notices or statements that may be delivered to the Holders of such shares. The Committee may require the Employee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (i) two (2) years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Employee or (ii) one (1) year after the transfer of such shares to such Employee. The Administrator may direct that any certificates evidencing, or any written or electronic notices or statements regarding, shares acquired by exercise of any such Option refer to such requirement to give prompt notice of disposition.

6.6Additional Limitations on Exercise of Options. Optionees may be required to comply with any timing or other restrictions with respect to the settlement or exercise of an Option, including a window-period limitation, as may be imposed in the discretion of the Administrator.

ARTICLE VII

AWARDS OF RESTRICTED STOCK

7.1Eligibility. Subject to the Award Limit, shares of Restricted Stock may be awarded to any Employee or consultant selected by the Committee pursuant to Section 7.2 or any Non-employee Director who the Board determines should receive such an Award.

7.2Award of Restricted Stock.

(a)The Administrator may from time to time, in its absolute discretion:

(i)Determine which Employees are key Employees and select from among the key Employees, Non-employee Directors or consultants (including Employees, Non-employee Directors or consultants who have previously received other Awards under the Plan) such of them as in its opinion should be awarded Restricted Stock; and

(ii)Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with the Plan.

(b)The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock.

(c)Upon the selection of a key Employee, Non-employee Director or consultant to be awarded Restricted Stock, the Administrator shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

7.3Rights as Stockholders. Subject to Section 7.4, upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 7.6, the Restricted Stockholder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the Holder’s Award Agreement, including the right to vote such shares, to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Committee and as set forth in the Award Agreement, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 7.4 or such other restrictions as may be determined by the Committee.

7.4Restriction. All shares of Restricted Stock issued under the Plan (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock or cash dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such terms, conditions and restrictions as the Administrator shall provide, which restrictions may include, without limitation, forfeiture of such shares and related dividends, if any, in the event of Separation From Service prior to completion of a term of service and restrictions concerning voting rights and transferability, Company performance and individual performance and satisfaction of one or more Performance Goals; provided, however, that, by action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. If no consideration was paid by the Restricted Stockholder upon issuance, a Restricted Stockholder’s rights in unvested Restricted Stock shall lapse upon Separation From Service prior to the termination or expiration of all restrictions; provided, however, unless otherwise provided in an Award Agreement or employment agreement, in the event of a Restricted Stockholder’s Separation From Service without Cause or for Good Reason during the twelve (12) month period following a Change in Control, Restricted Stock shall become fully vested as of the date of the Separation from Service or because of the Restricted Stockholder’s death or disability.

7.5Repurchase of Restricted Stock. If consideration was paid by the Restricted Stockholder upon issuance, the Administrator shall provide in the terms of each individual Award Agreement that the Company shall have the right to repurchase from the Restricted Stockholder the Restricted Stock then subject to restrictions under the Award Agreement immediately upon a Separation From Service prior to the termination or expiration of all restrictions, at a cash price per share equal to the price paid by the Restricted Stockholder for such Restricted Stock.

7.6Escrow. Unless otherwise determined by the Administrator, the Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of any certificates representing Restricted Stock or, if such Restricted Stock is uncertificated, shall cause such uncertificated shares of Restricted Stock to be held by the Company’s transfer agent in a restricted book entry account, in each case until all of the restrictions imposed under the Award Agreement with respect to such shares of Restricted Stock terminate, expire or have been removed.

7.7Legend / Notice. In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Administrator, for all shares of Restricted Stock that are still subject to restrictions under Award Agreements, shall cause a legend or legends that make appropriate reference to the conditions imposed thereby to be placed on any certificates representing such shares, or, if such shares are in uncertificated form, shall cause the Company’s transfer agent to note such legend or legends on the restricted book entry account for such shares and to issue such notices or written statements containing information on the conditions imposed under the Award Agreements to the Holders of such shares as may be required by law, the Company’s charter and bylaws or otherwise deemed appropriate by the Company.

7.8Section 83(b) Election. The Restricted Stockholder shall be responsible for filing an election under Section 83(b) of the Code. If a Restricted Stockholder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Restricted Stockholder would otherwise be taxable under Section 83(a) of the Code, the Restricted Stockholder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

7.9Restricted Stock in Lieu of Cash Compensation. Restricted Stock may be awarded under the Plan to Employees and consultants in lieu of cash bonuses which would otherwise be payable to such Employees and consultants and to Non-employee Directors in lieu of directors’ fees which would otherwise be payable to such Non-employee Directors, pursuant to such policies which may be adopted by the Administrator from time to time.

ARTICLE VIII

RESTRICTED STOCK UNITS

8.1Grant of Restricted Stock Units. Restricted Stock Units may be granted to any key Employee or consultant selected by the Committee or any Non-employee Director selected by the Board. Restricted Stock Units shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement.

8.2Awards of Restricted Stock Units.

(a)The Administrator may from time to time, in its absolute discretion:

(i)Determine which Employees are key Employees and select from among the key Employees, Non-employee Directors or consultants (including Employees, Non-employee Directors or consultants who have previously received other Awards under the Plan) such of them as in its opinion should be awarded Restricted Stock Units; and

(ii)Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock Units, consistent with the Plan.

8.3Payment and Limitations on Exercise.

(a)Payment of Restricted Stock Units shall be made in Common Stock (based on its Fair Market Value as of the date of payment) or in cash as set forth in the Award Agreement. Payment shall be made no later than two and one half (2½) months following the end of the calendar year in which the Award vests, subject to satisfaction of all provisions of Section 6.3 above pertaining to Options. Payment of the Award may be deferred and thereafter shall be distributed to the Holder on a specified date or schedule or other distribution event permitted under Section 409A of the Code, in each case as set forth in the applicable Award Agreement.

(b)Grantees of Restricted Stock Units may be required to comply with any timing or other restrictions, including a window-period limitation, as may be imposed in the discretion of the Administrator.

8.4Vesting. Unless otherwise provided in an Award Agreement or employment agreement, in the event of a Holder’s Separation From Service without Cause or for Good Reason during the twelve (12) month period following a Change in Control, Restricted Stock Units shall become fully vested as of the date of the Separation From Service or upon Holder’s death or disability.

8.5No Rights as a Stockholder. Unless otherwise determined by the Administrator, a Holder of Restricted Stock Units shall possess no incidents of ownership with respect to the Common Stock represented by such Restricted Stock Units, unless and until such stock is transferred to the holder pursuant to the terms of this Plan and the applicable Award Agreement.

8.6Dividend Equivalents. Subject to Section 9.3, the Administrator, in its sole discretion, may provide that Dividend Equivalents shall be earned by a Holder of Restricted Stock Units based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Holder and the maturity date of such Award. Dividend Equivalents shall be paid at the same time as the underlying Restricted Stock Units are paid or issued.

ARTICLE IX

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS

9.1Eligibility. Subject to the Award Limit, one or more Performance Awards, Dividend Equivalents, Awards of Restricted Stock Units and/or Stock Payments may be granted to any Employee who the Committee determines is a key Employee, any consultant who the Committee determines should receive such an Award or any Non-employee Director who the Board determines should receive such an Award.

9.2Performance Awards. Any key Employee or consultant selected by the Committee or any Non-employee Director selected by the Board may be granted one or more Performance Awards. A Performance Award represents the right to receive a payment subject to satisfaction of any one or more of the Performance Goals determined appropriate by the Administrator on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular key Employee, Non-employee Director or consultant. Performance Goals may be adjusted for any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles.

9.3Dividend Equivalents. Any key Employee or consultant selected by the Committee or any Non-employee Director selected by the Board may be granted Dividend Equivalents. A Dividend Equivalent represents the right to receive payments in the amount of the dividend on a share of Common Stock. Dividend Equivalents shall be credited as of dividend payment dates, during the period between the date a Restricted Stock Unit, or Performance Award is granted, and the date such Restricted Stock Unit, or Performance Award vests or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

9.4Stock Payments. Any key Employee or consultant selected by the Committee or any Non-employee Director selected by the Board may receive Stock Payments in the manner determined from time to time by the Administrator. A Stock Payment represents the right to receive one share of Common Stock. The number of shares shall be determined by the Administrator and may be based upon the Performance Goals determined appropriate by the Administrator, determined on the date such Stock Payment is made or on any date thereafter.

9.5Performance Award, Dividend Equivalent, and/or Stock Payment in Lieu of Cash Compensation. Performance Awards, Dividend Equivalents, and/or Stock Payments may be awarded under the Plan to Employees and consultants in lieu of cash bonuses which would otherwise be payable to such Employees and consultants and to Non-employee Directors in lieu of directors’ fees which would otherwise be payable to such Non-employee Directors, pursuant to such policies which may be adopted by the Administrator from time to time.

9.6Vesting. Any vesting of Performance Awards, Dividend Equivalents and/or Stock Payments shall be set forth in the Award Agreement.

ARTICLE X

STOCK APPRECIATION RIGHTS

10.1Grant of Stock Appreciation Rights. A Stock Appreciation Right that is not a Substitute Award entitles the Holder to a payment equal to the excess of the Fair Market Value of the number of shares of Common Stock underlying the Stock Appreciation Right as of the date the Award is exercised over such Fair Market Value as of the date the Award is granted. A Stock Appreciation Right may be granted to any key Employee or consultant selected by the Committee or any Non-employee Director selected by the Board. A Stock Appreciation Right may be granted (i) in connection and simultaneously with the grant of an Option or (ii) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement.

10.2Coupled Stock Appreciation Rights.

(a)A CSAR is a Stock Appreciation Right that is related to a particular Option and is exercisable only when and to the extent the related Option is exercisable.

(b)A CSAR may be granted to the Grantee for no more than the number of shares subject to the simultaneously granted Option to which it is coupled.

(c)A CSAR shall entitle the Grantee (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefore an amount determined by multiplying the difference obtained by subtracting the exercise price of the CSAR from the Fair Market Value of a share of Common Stock on the date of exercise of the CSAR by the number of shares of Common Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Administrator may impose.

(d)To the extent a Holder exercises a right under a CSAR, the number of shares of Common Stock under the related Option shall be reduced by the total amount exercised, not the shares issued. Unless determined in the discretion of the Administrator, no CSAR shall result in the loss of qualification of an Option as an Incentive Stock Option.

10.3Independent Stock Appreciation Rights.

(a)An Independent Stock Appreciation Right (ISAR) is a Stock Appreciation Right that is unrelated to any Option. ISARs shall have terms set by the Administrator and shall cover such number of shares of Common Stock as the Administrator may determine; provided, however, that the term of an ISAR shall not be more than ten (10) years from the date the ISAR is granted. An ISAR is exercisable only while the Grantee is an Employee, Non-employee Director or consultant; provided that the Administrator may determine that the ISAR may be exercised subsequent to Separation From Service without Cause or for Good Reason, or upon a Separation From Service without Cause or for Good Reason during the twelve (12) month period following a Change in Control, or because of the Grantee’s retirement, death or disability, or otherwise, and provided further, that unless otherwise provided in the Award Agreement or employment agreement, ISARs shall become fully vested as of the date of a Separation From Service without Cause or for Good Reason during the twelve (12) month period following a Change in Control. Notwithstanding the foregoing, the Administrator may not extend the term of any outstanding ISAR beyond the earlier of (1) the original expiration date of the ISAR and (2) the ten-year anniversary of the grant date of the ISAR.

(b)An ISAR shall entitle the Grantee (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Common Stock on the date of exercise of the ISAR by the number of shares of Common Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Administrator may impose.

10.4Payment and Limitations on Exercise.

(a)Payment of the amount determined under Sections 10.2(c) and 10.3(b) above shall be in cash, in Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Administrator. To the extent such payment is effected in Common Stock it shall be made subject to satisfaction of all provisions of Section 6.3 above pertaining to Options.

(b)Grantees of Stock Appreciation Rights may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a Stock Appreciation Right, including a window-period limitation, as may be imposed in the discretion of the Administrator.

10.5Rights as Stockholders. Grantees of Stock Appreciation Rights shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of a SAR unless and until such shares, in certificated or uncertificated form, have been issued by the Company to such Grantees of Stock Appreciation Rights. For the avoidance of doubt, no Grantees of Stock Appreciation Rights shall have any rights to dividends as a result of the grant of a SAR until after the Option is exercised and shares subject to the SAR are issued (if SARs are stock settled). No SAR shall include Dividend Equivalent rights.

ARTICLE XI

ADMINISTRATION

11.1Compensation Committee. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall consist solely of two or more Non-employee Directors appointed by and holding office at the pleasure of the Board, each of whom is both a “non-employee director” as defined by Rule 16b-3. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

11.2Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreements, and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-employee Directors. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, except with respect to matters which under Rule 16b-3 or other applicable law (including stock exchange rules), are required to be determined in the sole discretion of the Committee.

11.3Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation for their services as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

11.4Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.4 shall serve in such capacity at the pleasure of the Board and the Committee (to the extent the Committee delegated its authority to the delegatee).

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1Not Transferable. No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed. No Option, Restricted Stock, Restricted Stock Unit, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his/her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

During the lifetime of the Holder, only the Holder may exercise an Option or other Award (or any portion thereof) granted to the Holder under the Plan. After the death of the Holder, any exercisable portion of an Option or other Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

12.2Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 12.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board provided that the Company’s shareholders shall approve any such action to the extent the action would increase the number of shares that may be issued under the Plan (except as provided in Section 12.3(a)), result in repricing pursuant to Section 3.4 or as otherwise required by applicable law or listing exchange rules. No amendment, suspension or termination of the Plan shall, without the consent of the Holder materially impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. The Holder’s rights under an Award will not be deemed to have been materially impaired by any such amendment if the Administrator, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Holder’s rights. For example, the following types of amendments to the terms of an Award do not materially impair the Holder’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Incentive Stock Option be granted under the Plan after the expiration of ten (10) years from the date the Plan is approved by the Company’s stockholders under Section 12.4.

12.3Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company, Change in Control and Other Corporate Events.

(a)Subject to Section 12.3(d), in the event that the Administrator determines that any dividend (other than ordinary dividends) or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company (including, but not limited to, a Corporate Transaction), or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, that affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:

(i)the number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and adjustments of the Award Limit),

(ii)the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Options, Performance Awards, Stock Appreciation Rights, Restricted Stock Units, Dividend Equivalents, or Stock Payments, and in the number and kind of shares of outstanding Restricted Stock, and

(iii)the grant or exercise price with respect to any Award.

(b)Subject to Sections 12.3(b)(vii) and 12.3(d), in the event of any Change in Control, Corporate Transaction, or any other transaction or event described in Section 12.3(a), the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)To provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested or the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;

(ii)To provide that the Award cannot vest, be exercised or become payable after such event;

(iii)To provide that such Award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in (i) Articles V, VII, VIII or IX or (ii) the provisions of such Award upon reasonable notice or such Award will terminate upon such event;

(iv)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or Awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(v)To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(vi)To provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all shares of Restricted Stock may be terminated, and, in the case of Restricted Stock, some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 7.5 or forfeiture under Section 7.4 after such event; and

(vii)None of the foregoing discretionary actions taken under this Section 12.3(b) shall be permitted with respect to Options granted under Section 4.5 to Non-employee Directors to the extent that such discretion would be inconsistent with the applicable exemptive conditions of Rule 16b-3. In the event of a Change in Control or a Corporate Transaction, to the extent that the Board does not have the ability under Rule 16b-3 to take or to refrain from taking the discretionary actions set forth in Section 12.3(b)(iii) above, each Option granted to a Non-employee Director shall be exercisable as to all shares covered thereby upon such Change in Control or during the five (5) days immediately preceding the consummation of such Corporate Transaction and subject to such consummation, notwithstanding anything to the contrary in Section 5.4 or the vesting schedule of such Options. In the event of a Corporate Transaction, to the extent that the Board does not have the ability under Rule 16b-3 to take or to refrain from taking the discretionary actions set forth in Section 12.3(b)(ii) above, no Option granted to a Non-employee Director may be exercised following such Corporate Transaction unless such Option is, in connection with such Corporate Transaction, either assumed by the successor or survivor corporation (or parent or subsidiary thereof) or replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent or subsidiary thereof).

(c)Subject to Section 12.3(d) and 12.8, the Administrator may, in its discretion, include such further provisions and limitations in any Award, agreement, certificate or book entry account, as it may deem equitable and in the best interests of the Company.

(d)No adjustment or action described in this Section 12.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code or would result in the imposition on any Holder of a twenty percent (20%) tax pursuant to Section 409A(a)(1)(B) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any Award shall always be rounded to the next whole number.

12.4Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders and shall be effective on the date of approval. Awards may be granted or awarded prior to such stockholder approval; provided that such Awards shall not be exercisable nor shall such Awards vest prior to the time when the Plan is approved by the stockholders; and provided further, that if such approval is not obtained, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

12.5Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Award, in an amount up to the maximum tax rates applicable in the tax jurisdiction. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow such Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under such Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Such payment of tax withholding shall be in cash or by check of the Holder or as otherwise permitted by the Administrator as provided in Section 6.3(e).

12.6Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right (to the extent consistent with the applicable exemptive conditions of Rule 16b-3) to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that (i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Stock underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (a) a Separation From Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (b) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee (or the Board, as applicable) or the Holder incurs a Separation From Service for Cause.

12.7Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

12.8Effect of Plan Upon Options and Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for Employees, Non-employee Directors or consultants of the Company or any Subsidiary or (ii) to grant or assume options or other rights or Awards otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.9Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12.10Compliance with Section 409A of the Code. To the extent applicable, this Plan and Awards granted hereunder are intended to either be exempt from or comply with Section 409A of the Code, and they a shall be administered in a manner to so comply and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and Awards hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and Awards hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries. Should any payments made in accordance with the Plan to a “specified employee” (as defined under Section 409A of the Code) be determined to be payments from a nonqualified deferred compensation plan and are payable in connection with a Participant’s “separation from service” (as defined under Section 409A of the Code), that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six months after the Participant’s separation from service, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, will be paid in a lump sum on the earlier of the date that is the fifth business day of the seventh month after the Participant’s date of Separation From Service or the date of the Participant’s death.

12.11Clawback. In the event that:

(a)a mandatory restatement of the Company’s financial results occurs and is released to the public at a time when the Company’s securities are traded on any United States securities exchange (a “Restatement”), and

(b)the Restatement is attributable to misconduct or wrongdoing by a Holder, and

(c)such Holder has received payment or benefits under this Plan (whether cash or non-cash) within three (3) years preceding the date of the issuance and release of such Restatement, and

(d)the amount of such payment or benefits under this Plan has been calculated and awarded pursuant to a specific financial formula, and

(e)such payment or benefits would have been diminished based on the restated financial results had the financial formula pursuant to which the payment or benefits for which the Award has been calculated (the “Formula”) been applied to the restated financial results (the amount of such diminution, is the “Clawback Amount”), then, upon written demand from the Company setting forth the basis for such demand, the Holder shall remit to the Company the Clawback Amount or the Fair Market Value of the Common Stock subject to Clawback less the amount of any taxes paid or payable by Holder in respect of such bonus or share grant. Provided, however, that if and to the extent that (i) the Restatement results in the Company increasing expenses or reducing income, revenues or another component of the Formula during the measurement period during which the applicable bonus or share grant was calculated, but also results in (ii) the Company increasing or shifting such income, revenues or expenses into a different fiscal period, such that the net effect of the Restatement is effectively neutral to the Company over the applicable time periods, then no Clawback Amount shall be due from the Holder. To the extent that, subsequent to the approval of the Plan by the Company’s stockholders, any governmental or regulatory agency issues guidance or requirements that require amendment or modification of this provision to remain or become compliant with those provisions, the Committee, without additional stockholder approval, may so amend this provision.

12.12Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

12.13Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 25, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. LTC PROPERTIES, INC. C/O BROADRIDGE During The Meeting - Go to www.virtualshareholdermeeting.com/LTC2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 25, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D51594-P53514 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. LTC PROPERTIES, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR 1. Election of Directors: Six directors will be elected to hold office until the 2022 Annual Meeting of Stockholders, and in each case, until their respective successors have been duly elected and qualified: For Against Abstain THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For ! Against ! Abstain 2. Approval of the 2021 Equity Participation Plan. 1a. Cornelia Cheng 1b. Boyd W. Hendrickson THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3 ! For ! Against ! Abstain 1c. James J. Pieczynski 3. Ratification of independent registered public accounting firm. 1d. Devra G. Shapiro THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4 ! ! ! 1e. Wendy L. Simpson 4. Advisory vote to approve named executive officer compensation. 1f. Timothy J. Triche NOTE: In their discretion, the proxies named are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement therefor. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at http://materials.proxyvote.com/502175. D51595-P53514 LTC PROPERTIES, INC. Annual Meeting of Stockholders May 26, 2021 5:00 PM This proxy is solicited by the Board of Directors The undersigned stockholder(s) on the reverse side acknowledge(s) receipt of the Notice of the Annual Meeting of Stockholders of LTC Properties, Inc. dated April 20, 2021 and a related Proxy Statement furnished by the Board of Directors, and revoking all prior proxies, hereby appoint(s) Wendy L. Simpson and Pamela Shelley-Kessler, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of LTC Properties, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 5:00 PM, PT on May 26, 2021, at www.virtualshareholdermeeting.com/LTC2021, and any adjournment or postponement thereof, and in their discretion, the proxies named are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side